EXHIBIT T3E.1

EXCHANGE OFFER AND CONSENT SOLICITATION

New Millennium Homes, LLC

Offer to Exchange

All Outstanding Zero Coupon Notes due December 31, 2004

($114,051,000 aggregate principal amount outstanding)

for

Zero Coupon Notes due December 31, 2007;

and

Solicitation of Consents to Amend

the Indenture dated as of August 17, 2000

and

the Certificate of Designations, Preferences and Rights

of

Series A Participating Perpetual Preferred Shares

THE EXCHANGE OFFER, CONSENT SOLICITATION AND WITHDRAWAL RIGHTS WILL EXPIRE AT 5:00 P.M., NEW YORK CITY TIME, ON MARCH 10, 2003, UNLESS EXTENDED (AS SUCH DATE MAY BE EXTENDED, THE “EXPIRATION DATE”).

The Exchange Offer and Consent Solicitation

Upon the terms and subject to the conditions set forth in this Exchange Offer and Consent Solicitation and the accompanying Letter of Transmittal and Consent (the “Letter of Transmittal and Consent”, and collectively with this Exchange Offer and Consent Solicitation, the “Offer”), New Millennium Homes, LLC, a Delaware limited liability company (the “Company”, “New Millennium”, “we” and “us”), hereby offers to exchange Zero Coupon Notes due December 31, 2007 (the “New Notes”) for all outstanding New Millennium Zero Coupon Notes due December 31, 2004 (the “Old Notes”) validly tendered for exchange and not properly withdrawn by the Expiration Date, as it may be extended. See “Background and Purpose of the Exchange Offer and Consent Solicitation—Acceptance of Old Notes for Exchange; Delivery of New Notes.” It is a condition to completion of the Offer that at least 95% of the outstanding Old Notes be validly tendered and not withdrawn (unless New Millennium waives this condition, in its sole discretion).

Holders of Old Notes who validly tender and do not properly withdraw Old Notes pursuant to this Offer will receive New Notes with a principal amount of $1,000 for each $1,000 principal amount of Old Notes exchanged. New Notes will be issued in integral multiples of $1,000 only. Cash will be paid in lieu of any principal amount of New Notes otherwise issuable that is not an integral multiple of $1,000.

An aggregate of $114,051,000 principal amount of Old Notes is outstanding. Therefore, if all outstanding Old Notes are validly tendered in the Offer, New Notes with an aggregate principal amount of $114,051,000 will be issued. See “The Exchange Offer and Consent Solicitation—Terms of the Exchange Offer and Consent Solicitation” on page 15 and “Description of the New Notes” attached as Annex B.

As a part of the Offer, we are soliciting the consents (collectively, the “Consents”) of the holders of the Old Notes:

•	to certain proposed amendments to the Indenture dated as of August 17, 2000 (the “Old Notes Indenture”), pursuant to which the Old Notes were issued, including an amendment to eliminate the requirement to pledge the equity securities of New Millenium’s two subsidiaries to secure New Millenium’s obligations with respect to the Old Notes; and

•	to terminate the pledge agreement (the “Security Document”) pursuant to which the capital stock of New Millennium’s subsidiaries currently is pledged as collateral to secure its obligations with respect to the Old Notes and to release the pledge of the capital stock of New Millennium’s two subsidiaries currently pledged as collateral to secure New Millennium’s obligations with respect to the Old Notes; and

•	with respect to all Series A Participating Perpetual Preferred Shares (the “Series A Shares”) held by the holders of the Old Notes, to certain amendments to the Certificate of Designations, Preferences and Rights of the Series A Shares (the “Certificate of Designations”).

The amendments to the Old Notes Indenture and the Certificate of Designations are referred to as the “Proposed Amendments.”

The purpose of the Proposed Amendments is:

•	to eliminate substantially all of the restrictive covenants and certain of the event of default provisions, and modify or eliminate certain other provisions (including those requiring the pledge of the equity securities of New Millennium’s subsidiaries), contained in the Old Notes Indenture; and

•	to amend the Certificate of Designations to clarify that the reference to the Old Notes in the Certificate of Designations, for purposes of applying the distribution preference associated with the Series A Shares, includes any indebtedness issued in exchange, substitution or refinancing of the Old Notes (including, without limitation, the New Notes, and any indebtedness issued in subsequent or successive exchanges, substitutions or refinancings of such indebtedness).

In order to validly tender Old Notes for exchange, holders of Old Notes must deliver Consents:

•	to the Proposed Amendments relating to the Old Notes Indenture, including an amendment to eliminate the requirement to pledge the equity securities of New Millennium’s subsidiaries to secure New Millennium’s obligations with respect to the Old Notes;

•	to the termination of the Security Document and the release of the capital stock of our two subsidiaries currently pledged as collateral to secure our obligations with respect to the Old Notes; and

•	to the Proposed Amendments relating to the Certificate of Designations, to the extent the holder also holds Series A Shares.

In order for the Proposed Amendments to the Old Notes Indenture to become effective and to permit the termination of the Security Document and the release of the pledged capital stock of New Millennium’s subsidiaries, we must receive Consents from the holders of at least a majority in aggregate principal amount of the Old Notes. In order for the Proposed Amendments to the Certificate of Designations to become effective, we must receive Consents from the holders of at least at least two-thirds of the outstanding Series A Shares.

Pursuant to the terms of the Offer, the completion, execution and delivery of a Letter of Transmittal and Consent by a holder of Old Notes prior to 5:00 P.M. New York City time on the Expiration Date in connection with the delivery of Old Notes will be deemed to constitute the Consent of such holder to the Proposed Amendments (to the Old Notes Indenture and, to the extent the holder also holds Series A Shares, to the Certificate of Designations), the termination of the Security Document and the release of the pledge of the capital stock of our two subsidiaries currently pledged as collateral to secure our obligations with respect to the Old Notes.

New Millennium has been advised by the holders of approximately 60% of both the aggregate principal amount of Old Notes and the outstanding Series A Shares that they intend to support the Offer and tender their Old Notes for exchange pursuant to the Offer.

If New Millennium is unable to successfully complete the Offer and exchange all or substantially all of the Old Notes for New Notes, New Millennium will have to consider other alternatives available to it given its projected inability to repay the Old Notes in full at the December 31, 2004 maturity date. These alternatives include, among others, seeking relief through a plan of reorganization under Chapter 11 of the United States Bankruptcy Code, or winding up the Company’s affairs and dissolving. New Millennium believes that it is in the best interests of the Company and the holders of the Old Notes to restructure the Old Notes outside of a Chapter 11 reorganization case and to seek alternatives other than dissolution of the Company. However, if the Offer is not successfully completed, the Company may have to resort to one of these alternatives. There can be no assurance that the Company would be able to successfully restructure its affairs through a plan of reorganization or that the assets of the Company would be sufficient to pay its creditors (including the holders of Old Notes) in full in the event of a dissolution.

The Offer is not being made to holders of Old Notes in any jurisdiction in which the Offer or the acceptance thereof or the issuance of the New Notes would not be in compliance with the securities or blue sky laws of such jurisdiction, nor will we accept surrenders of Old Notes for exchange from any such holders.

See “Risk Factors” beginning on page 9 for a discussion of certain risks that should be considered by holders of Old Notes in evaluating the Offer.

The offer of the securities offered hereby has not been approved or disapproved by the Securities and Exchange Commission or any state securities commission, nor has the Securities and Exchange Commission nor any state securities commission passed upon the accuracy or adequacy of this Exchange Offer and Consent Solicitation. Any representation to the contrary is a criminal offense.

The date of this Exchange Offer and Consent Solicitation is February 7, 2003

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GENERAL

We are making the Offer only to holders of Old Notes in reliance upon an exemption from the registration requirements of the Securities Act of 1933, as amended (the “Securities Act”), afforded by Section 3(a)(9) of the Securities Act. We will not pay any commission or other remuneration to any broker, dealer, salesman or other person for soliciting tenders of Old Notes. Officers, directors and employees of New Millennium may solicit tenders from holders of Old Notes and will answer inquiries concerning the Offer, but will not receive additional compensation for soliciting tenders or answering inquiries.

We have no arrangements with any broker, dealer, salesman or other person regarding the solicitation of tenders of New Notes and no person has been authorized to give any information or to make any representation not contained in this Exchange Offer and Consent Solicitation in connection with the Offer. Any such information given or any such representation made must not be relied upon as having been authorized by us or any other person. Neither the delivery of this Exchange Offer and Consent Solicitation nor any issuance or exchange of New Notes shall create any implication that there has been no change in the affairs of the Company or its subsidiaries since the respective dates as of which information is given in this Exchange Offer and Consent Solicitation.

FORWARD LOOKING STATEMENTS

This Exchange Offer and Consent Solicitation contains forward-looking statements within the meaning of Section 27A of the Securities Act and Section 21E of the Securities Exchange Act of 1934, as amended (the “Exchange Act”). These forward-looking statements may be preceded by, followed by, or include, words such as “believes,” “expects,” “anticipates,” “intends, “plans,” “estimates” or similar expressions, and are based on management’s beliefs and assumptions in light of information currently available to management. Forward-looking statements include information concerning our possible or assumed future results of operations set forth under:

•	“Financial Information;”

•	“Risk Factors;”

•	“Purpose of the Exchange Offer and Consent Solicitation;”

•	“Potential Consequences If the Offer Is Not Consummated;”

•	Adverse Effects on Trading Market for Old Notes;”

•	“Business;”

•	“Federal Income Tax Considerations;” and

•	“Annex A—Projections”

Forward-looking statements are subject to risks and uncertainties and are not guarantees of performance. Holders of Old Notes should not unduly rely on any forward-looking statement. Our future results may differ materially from those expressed in the forward-looking statements and may depend on factors beyond our ability to control or predict.

The following important factors, in addition to those discussed elsewhere in this document, could affect our future operating results and cause actual results to differ materially from those expressed in any forward-looking statements:

•	changes in economic conditions and increases in interest rates;

•	increased competition in custom homebuilding and land development;

•	uncertainties associated with obtaining financing on acceptable terms for our business;

•	our substantial leverage and our ability to service our debt;

•	changes in laws or regulations, third party relations and approvals; and

•	decisions of courts, regulations and governmental bodies generally, and in particular as they may relate to our rights to develop the Calabasas property.

Further, we operate in an industry sector where securities values may be volatile and may be influenced by economic and other factors beyond our control.

AVAILABLE INFORMATION

We currently are not subject to the reporting requirements of the Exchange Act.

U.S. Bank National Association (the “Exchange Agent”) has agreed to act as exchange agent in connection with the Offer. Holders of Old Notes who:

•	require information about tendering Old Notes;

•	have general questions about the Offer or the New Notes; or

•	want copies of this Exchange Offer and Consent Solicitation, the New Notes Indenture, the Pledge Agreement or any other documents relating to the Offer or the New Notes,

should contact Louis J. Malone, our President and Chief Executive Officer, at 23622 Calabasas Road, Suite 149, Calabasas, California 91302, (818) 223-8291, lmalone@nmhllc.com, or the Exchange Agent, at its address set forth on the back cover of this Exchange Offer and Consent Solicitation.

Holders of Old Notes who:

•	want to ask questions about New Millennium or its business and operations; or

•	want copies of the newsletters and financial information periodically delivered to holders or New Notes as described in “SUMMARY—Financial Information.”

should contact Louis J. Malone as set forth above.

We will provide any information regarding New Millennium, the Offer or the New Notes reasonably requested by any holder of Old Notes or their authorized representatives without charge and as promptly as practicable after the request. In addition, holders of Old Notes and their authorized representatives will have the opportunity to ask questions of and receive answers from members of management and other representatives of New Millennium regarding New Millennium, the Offer or the New Notes. Please contact us with your requests at least three business days prior to the Expiration Date to allow sufficient time to provide the information or documents you request or to arrange an acceptable time to receive and respond to any questions.

SUMMARY

The following summary is qualified in its entirety by the more detailed information appearing elsewhere in this Exchange Offer and Consent Solicitation. For a discussion of certain matters that should be considered by prospective participants in the Offer, see “Risk Factors” starting on page 9.

The Company

New Millennium is a Delaware limited liability company which was incorporated in September 1997. New Millennium conducts its operations through NM Homes One, Inc. and NM Homes Two, Inc., its wholly owned subsidiaries, and currently is engaged solely in developing land owned by it in Calabasas, California. New Millennium historically also has been involved in the custom homebuilding business, but has determined to curtail its other custom homebuilding activities at the present time. Additional information regarding the Calabasas development and recent activities is included in the section entitled “BUSINESS—Business Strategy” on page 27.

Purpose of the Exchange Offer and Consent Solicitation

The purpose of the Offer is to recapitalize New Millennium to defer the payment obligation on maturity of the Old Notes by exchanging the Old Notes for securities with a maturity date that is aligned with the anticipated revenue stream from the development of our Calabasas property. Management believes that New Millennium’s cash flow will not be sufficient to repay the Old Notes in full at their December 31, 2004 maturity date, based on the cash flow projections attached as Annex A. However, management believes, based on current operations and New Millennium’s business plan, there would be sufficient revenues to repay the New Notes in full at or prior to their December 31, 2007 maturity date, as reflected in the projections. Because no interest is payable on the New Notes and the maturity date of the New Notes is three years later than the Old Notes, our short-term liquidity would be unaffected by the Exchange and our obligation to repay any Old Notes which are exchanged would be canceled and replaced with an obligation to repay the New Notes at their maturity on December 31, 2007. This deferred payment obligation will allow us to utilize funds in connection with the completion of our Calabasas development which otherwise would be required to repay a portion of the Old Notes, and to defer for three years incurring additional debt or other financing that otherwise would be required to repay the Old Notes in full, assuming such financing could be obtained.

In addition to offering to exchange Old Notes for New Notes, we are soliciting the Consents of the holders of the Old Notes:

•	to the Proposed Amendments to the Old Notes Indenture, including an amendment to eliminate the requirement to pledge the equity securities of New Millennium’s subsidiaries to secure New Millennium’s obligations with respect to the Old Notes;

•	to the termination of the Security Document and the release of the pledge of the capital stock of New Millennium’s two subsidiaries currently pledged as collateral to secure New Millennium’s obligations with respect to the Old Notes; and

•	to the Proposed Amendments to the Certificate of Designations, to the extent the holder also holds Series A Shares.

The purpose of the Proposed Amendments is:

•	to eliminate substantially all of the restrictive covenants and certain event of default provisions, and to modify or eliminate certain other provisions (including those requiring the pledge of the equity securities of New Millennium’s subsidiaries), contained in the Old Notes Indenture;

•	to amend the Certificate of Designations to clarify that the reference to the Old Notes in the Certificate of Designations, for purposes of applying the distribution preference associated with the Series A Shares, includes any indebtedness issued in exchange, substitution or refinancing of the Old Notes (including, without limitation, the New Notes, and any indebtedness issued in subsequent or successive exchanges, substitutions or refinancings of such indebtedness).

In order for the Proposed Amendments to the Old Notes Indenture to become effective and to permit the termination of the Security Document and the release of the pledged capital stock of New Millennium’s two subsidiaries, we must receive Consents from the holders of at least a majority in aggregate principal amount of the Old Notes. In order for the Proposed Amendments to the Certificate of Designations to become effective, we must receive Consents from the holders of at least at least two-thirds of the outstanding Series A Shares.

Pursuant to the terms of the Offer, the completion, execution and delivery of a Letter of Transmittal and Consent by a holder of Old Notes prior to 5:00 P.M. New York City time on the Expiration Date in connection with the delivery of Old Notes will be deemed to constitute the Consent of such holder to the Proposed Amendments (to the Old Notes Indenture and, to the extent the holder also holds Series A Shares, to the Certificate of Designations), the termination of the Security Document and the release of the pledge of the capital stock of our two subsidiaries currently pledged as collateral to secure our obligations with respect to the Old Notes.

Management believes the extension of the maturity of the Company’s indebtedness through completion of the Offer will permit the Company to maximize the results of its business plan and provide an enhanced ability to repay its indebtedness in full, and the Proposed Amendments to the Certificate of Designations will preserve the basic intent of the distribution preference of the Series A Shares, namely that the holders of our indebtedness be paid in full prior to the Series A Shares receiving dividends and distributions.

The Exchange Offer And Consent Solicitation

The Offer

Upon the terms and subject to the conditions set forth in this Exchange Offer and Consent Solicitation and the accompanying Letter of Transmittal and Consent, we are offering to exchange New Notes with a principal amount of $1,000 for each $1,000 principal amount of the Old Notes.

To participate in the Offer, each holder of Old Notes must Consent to the Proposed Amendments (including, in respect of all Series A Shares held by the holder, to the Proposed Amendments to the Certificate of Designations) and to the termination of the Security Document and the release of the pledged capital stock of New Millennium's subsidiaries.

See “THE EXCHANGE OFFER AND CONSENT SOLICITATION—Terms of the Exchange Offer and Consent Solicitation.”

Expiration Date	5:00 P.M., New York City time, March 10, 2003, as such date may be extended.

New Millennium also reserves the right to extend the Offer for between three and 20 business days after the Expiration Date, as permitted by Rule 14d-11 of the Exchange Act. This Rule allows us to extend the Offer and accept tenders of Old Notes for Exchange for a limited period after the Expiration Date, subject to certain conditions described in greater detail in the section entitled “THE EXCHANGE OFFER AND CONSENT SOLICITATION—Expiration Date; Extensions; Amendments.”

Conditions Precedent to the Offer	The Offer is conditioned upon, among other things:

•	at least 95% of the outstanding Old Notes being validly tendered and not withdrawn;

•
the holders of a majority of the $3 million of outstanding 12% Senior Notes due September 3, 2004 (the “Senior Notes”) consenting to the pledge of the capital stock of New Millennium’s subsidiaries to secure the obligations with respect to the New Notes; and

•
satisfaction of the condition that the Proposed Amendments, the termination of the Security Document and the release of the pledged capital stock of New Millennium’s subsidiaries, be approved by the holders of Old Notes and Series A Shares, as the case may be (the “Amendment and Termination Condition”).

These conditions may be waived by us in our sole discretion.

See “THE EXCHANGE OFFER AND CONSENT SOLICITATION—Conditions to the Offer.”

Consequences to Non-Tendering Holders if the Offer Is Consummated

If the Offer is consummated, the Proposed Amendments will become effective and holders of non-tendered Old Notes, if any, will no longer have the benefits of substantially all of the restrictive covenants and certain event of default provisions in the Old Notes Indenture and Security Document. In addition, the security interest in the capital stock of New Millennium’s subsidiaries currently pledged as collateral to secure New Millennium’s obligations with respect to the Old Notes will be released and the Security Document will be terminated. As a result, there will be no collateral securing New Millennium’s obligations with respect to the Old Notes. While the holders of the New Notes will be entitled to the benefits of substantially identical covenants as those currently contained in the Old Notes Indenture and the Security Document, holders who do not tender their Old Notes will not be able to enforce the covenants relating to the New Notes, and the New Notes covenants will be subject to change without the consent of holders of any Old Notes that remain outstanding.

Consequences if the Offer Is Not Consummated

Based upon our currently projected revenues (as described in Annex A attached), we will not be able to repay the Old Notes in full at the December 31, 2004 maturity date, and therefore it is extremely important that we successfully complete the Offer and exchange all or substantially all of the Old Notes for New Notes. If we are unable to successfully complete the Offer, the Company will be forced to examine other alternatives available to it, which include, among other things, seeking relief through a plan of reorganization under Chapter 11 of the United States Bankruptcy Code or winding up the Company’s affairs and dissolving the Company. We believe that it is in the best interests of the Company and the holders of Old Notes to restructure the Old Notes outside of a Chapter 11 reorganization, due to the increased costs, time delays, negative impact upon goodwill and reputation and possible adverse consequences to New Millennium’s business operations associated with a bankruptcy proceeding. Alternatively, should the Company seek to wind up its affairs and dissolve, there can be no assurance that the assets of the Company would be sufficient to pay all of our creditors, including the holders of Old Notes, in full.

Summary Description of the New Notes

The following summary of the terms of the New Notes is qualified in its entirety by the more detailed information regarding the New Notes contained in Annex B to this Exchange Offer and Consent Solicitation and by the indenture relating to the New Notes (the “New Notes Indenture”). Copies of the New Notes Indenture may be obtained without charge upon request as described under “Available Information.” You should not rely primarily or exclusively upon the information set forth in the following summary description. Please read this Exchange Offer and Consent Solicitation (and the attached Annexes) carefully before taking any action with respect to the Offer.

Aggregate Principal Amount	$114,051,000, equal to the aggregate principal amount of Old Notes outstanding as of December 31, 2002.

Maturity	December 31, 2007.

Interest	No interest will accrue on the New Notes and there will be no periodic payments of interest on the New Notes.

Issue Price	Original issue price for tax purposes will equal the present value of all payments discounted at the applicable federal rate, currently 3.27%, compounded semiannually.

Original Issue Discount	The New Notes will be issued with original issue discount. Certain holders may be entitled to reduce the original issue discount if they are deemed to hold the New Notes with a "premium."

Mandatory and Optional Redemption	The redemption provisions and redemption price are substantially identical to those relating to the Old Notes.

Prohibition on Repurchases	New Millennium may not repurchase New Notes, other than pursuant to the mandatory or optional redemption provisions of the New Notes Indenture.

Security
Our obligations with respect to the New Notes will be secured by a pledge of the capital stock of New Millennium’s two subsidiaries, NM Homes One, Inc. and NM Homes Two, Inc. The security interest created by this pledge will rank junior to the security interest in such securities currently securing the obligations with respect to the $3 million of outstanding Senior Notes.

The pledge of the capital stock of New Millennium’s subsidiaries, which currently secures our obligations with respect to the Old Notes, will be released if the holders of at least a majority of the outstanding principal amount of the Old Notes deliver Consents (or are deemed to deliver Consents by participating in the Offer) to the termination of the Security Document and the release of the pledged capital stock.

Guaranty	The New Notes will be guaranteed by NM Homes One, Inc. and NM Homes Two, Inc.

New Note Covenants

The New Notes Indenture will be a new indenture containing substantially the same definitions as those set forth in “Article One—Definitions” and the same covenants as those set forth in “Article Four—Covenants of the Company” and in “Article Six—Consolidation, Merger, Conveyance or Transfer” of the Old Notes Indenture.

However, unlike the Old Notes Indenture, the New Notes Indenture will permit us to issue additional principal amounts of New Notes from time to time after the Offer is completed.

FINANCIAL INFORMATION

During the past two fiscal years, Holders of Old Notes have been provided:

•	investor newsletters on a quarterly basis containing unaudited financial statements and data concerning New Millennium and its business and operations and management’s discussion of recent developments and results; and

•	audited financial statements on an annual basis, accompanied by management’s discussion of recent developments and results.

Additional copies of such information will be provided to holders of Old Notes or their authorized representatives without charge upon request to Louis J. Malone, our President and Chief Executive Officer, at 23622 Calabasas Road, Suite 149, Calabasas, California 91302, (818) 223-8291, lmalone@nmhllc.com.

In addition, Annex A attached to this Exchange Offer and Consent Solicitation contains certain projections reflecting management’s current expectations for the Company’s projected cash flow and certain other matters through the December 31, 2007 maturity date for the New Notes. These projections were prepared by management in good faith for inclusion in this Exchange Offer and Consent Solicitation based on the information available to management at the time the projections were prepared and the assumptions described in Annex A.

It is important to note that:

•	From time to time in the course of its business, New Millennium prepares projections which may differ materially when compared to other projections made at a different time, in a different context, or in light of different circumstances or assumptions;

•	the projections set forth in Annex A are premised on specific assumptions made by management in preparing the projections, as described in the introductory paragraphs of Annex A;

•	projections are by their nature subject to numerous risks, variables and uncertainties, and management cannot assure holders of Old Notes that the assumptions on which the projections are based will be accurate, that the projections set forth in Annex A will match the actual results of the Company or that actual results might not differ substantially from those reflected in the projections.

When reviewing the projections set forth in Annex A, please carefully read the related assumptions upon which the projections were based, as well as the risk factors associated with our business and operations which start on Page 9.

RISK FACTORS

In addition to the other information contained in and annexed to this Exchange Offer and Consent Solicitation, holders of Old Notes should consider carefully the following risk factors associated with the Offer and risk factors affecting our business generally before deciding whether to tender their Old Notes for New Notes pursuant to this Exchange Offer and Consent Solicitation.

Risk Factors Associated with the Offer

Significant Leverage; Inability to Service Indebtedness; Lack of Profitable Operations—The Company is highly leveraged and may experience difficulty servicing its debt obligations

We are, and after the Offer is consummated we will continue to be, highly leveraged. As of December 31, 2002, we had total outstanding indebtedness of approximately $127.0 million, consisting of approximately $114.1 million principal amount of Old Notes, $3.0 million principal amount of Senior Notes (each, including discount), and approximately $10.3 million of construction loans on the Calabasas property. Additionally, as of that date there were outstanding 123,000 Series A Shares with an aggregate distribution and liquidation preference of approximately $73.21 million.

The maturity date of the $3 million of outstanding Senior Notes is September 3, 2004 and the maturity date of any Old Notes not exchanged for New Notes is December 31, 2004. At such dates, we will be obligated to repay the outstanding principal amount of such securities (and, in the case of the Senior Notes, any accrued and unpaid interest). These repayment obligations would require substantial cash payments in excess of our projected cash reserves and cash flow at such dates. Our inability to pay these obligations in full when they become due could jeopardize our ability to continue to fund, or to obtain necessary financing for, the development of the Calabasas property or to satisfy our other debt obligations and working capital needs, which in each case would have a material adverse effect on our operating results and our continued viability.

Development of our Calabasas property will require significant capital. The budget for the work required to grade the property and install all required infrastructure, such as access roads, curbs, gutters, and interior roadways, is in excess of $77.0 million, excluding financing and carrying costs. This amount does not include the amount required for the construction of the homes we plan to build on a portion of the lots. We typically finance construction activities with bank loans from our lenders. The dollar amount of loans required to execute our business plan will depend on the number of lots in the phase being developed. Some phases are much larger and therefore more costly than others, due to the amount of bulk grading necessary to balance the site in the most cost-effective manner.

The New Notes Indenture will permit New Millennium to continue to incur development financing for Calabasas in an unlimited amount. In addition, New Millennium will continue to be permitted to incur up to $40 million of working capital financing and up to $80 million of construction and development financing exclusive of any Calabasas development financing. The degree to which we are leveraged could have important consequences to holders of the New Notes including, but not limited to:

•	minimizing the likelihood that we will have sufficient excess cash to redeem the New Notes prior to maturity or pay the principal amount of the New Notes at maturity;

•	limiting our ability to obtain additional financing to fund future working capital, capital expenditures, acquisitions and other general corporate requirements;

•	requiring a substantial portion of our cash flow from operations to pay the principal of, and interest on, our indebtedness, thereby reducing the availability of excess cash flow to fund working capital, capital expenditures or other general corporate purposes, including the repayment of the Old Notes or New Notes;

•	making us more vulnerable to general adverse economic and industry conditions;

•	limiting our flexibility in planning for, or reacting to, changes in our business and the industry; and

•	placing us at a competitive disadvantage to less leveraged competitors.

Our future operating performance is itself dependent on a number of factors, many of which are outside of our control, including prevailing economic conditions and financial, business, regulatory and other factors. We cannot assure you that we will generate sufficient cash flow from operations to repay the New Notes prior to maturity or to pay the principal amount of the New Notes at maturity. If we are unable to generate sufficient cash from our future operations to service our debt, to satisfy our operating expenses, or to generally pay our debts as they mature, we would be required to explore our alternatives, such as seeking to reorganize under Chapter 11 of the United States Bankruptcy Code, winding up our affairs and dissolving, seeking additional debt or equity financing, reducing or delaying capital expenditures or selling material assets or operations. We cannot assure you that we would be successful in implementing any of these alternatives, if necessary.

Absence of Public Market for New Notes and Transfer Restrictions—Holders of New Notes hold restricted securities and may not be able to sell their securities

The New Notes are new issues of securities and have no established trading market. We do not intend to list the New Notes on any securities exchange or automated quotation system and we cannot assure you that a liquid market will develop for the New Notes, or that holders will be able to sell their New Notes at prices acceptable to them or otherwise. Future trading prices of the New Notes will depend on many factors, including, among other things, our operating results and the market for similar securities. The New Notes will be restricted securities and may not be sold except pursuant to an effective registration statement filed with the SEC or pursuant to an exemption from the registration requirements of applicable securities laws. We do not intend to register the New Notes, nor will registration rights be granted to holders of the New Notes in connection with the exchange of Old Notes for New Notes.

Risk Factors Affecting Our Business

Inability to Obtain Capital to Fund Future Growth—Our business plan will require significant capital. We cannot assure you we will be able to generate or obtain the capital necessary to implement and support our business plan

Our operations require significant amounts of cash to develop the Calabasas property. Accordingly, we will have to seek additional capital for future growth and development of our business, whether from credit facilities or sales of debt or equity securities. Although we believe the recapitalization accomplished by the Offer will result in a capital structure that will improve our ability to obtain financing, we anticipate that we may continue to have difficulty obtaining financing on favorable terms. If we were unsuccessful in obtaining sufficient capital for our operations, future growth and operating results would be adversely affected.

The Company believes, based on its recent experience, that lenders may be reluctant or unwilling to make loans to the Company given the impending maturity date of the Old Notes. If the Company were unable to obtain financing from third parties on reasonable terms, or at all, such a result could have a material adverse effect on our ability to finance the development or the Calabasas property. This in turn would have a material adverse effect on our results of operations and our ability to satisfy our obligations as they become due (including repaying the Old Notes and any New Notes that may be issued at their respective maturity dates). We cannot assure you that we will be able to obtain the financing necessary to develop the Calabasas property.

Possibility of Chapter 11 Reorganization or Liquidation—We may have to seek relief through a Chapter 11 Reorganization or Liquidate

We will be unable to repay the Old Notes in full at their December 31, 2004 maturity date, based on our projected results of operation as reflected in the projections attached as Annex A. Further, there can be no assurance that our results of operations will be sufficient to service our indebtedness or to satisfy our other obligations and working capital needs. As a result, New Millennium might have to seek relief through a reorganization under Chapter 11 of the United States Bankruptcy Code or to wind up its affairs and dissolve, among other alternatives. If the Company were to reorganize under Chapter 11, the result likely would be increased costs, time delays, negative impact upon goodwill and reputation and other possible adverse consequences to New Millennium’s business operations. In particular, suppliers and customers may be reluctant to enter into business arrangements with us while we are undergoing a reorganization due to concerns about our perceived ability to pay debts, to complete homes or to perform our other obligations. In addition, if the Company decided to wind up its affairs and dissolve, there can be no assurance that the Company’s assets would be sufficient to pay our creditors, including holders of Old Notes and any New Notes that may be issued pursuant to the Offer, in full.

Economic Conditions and Interest Rates—Changes in economic conditions and increased interest rates can adversely affect the homebuilding industry and our operating results

The homebuilding industry is highly cyclical. Changes in international, national and local economic conditions affect our business and markets. In particular, declines in consumer confidence or employment levels in our markets could adversely affect the demand for homes and could in turn harm our operating results. The recent instabilities in the United States equity markets and uncertain global political situation could affect consumer confidence and harm the California economy. Such a development could reduce demand for, or prices of, homes in our primary market, which would in turn affect the marketability of our lots to merchant builders and our ability to realize profits on sales of lots or homes in the Calabasas property.

Our customers frequently finance their home and land purchases through lenders providing mortgage and land development financing. Increases in interest rates or decreases in availability of financing could depress the market for new homes or lots for development because of the increased monthly mortgage or borrowing costs, or the decreased availability of financing to potential homebuyers and merchant builders. Even for customers who do not need financing, changes in interest rates and financing availability could make it harder for them to sell their existing homes, or homes they develop, to potential buyers who need financing. This in turn could slow the demand and turnover rate for our homes and lots held for sale to merchant builders which would adversely affect our operating results.

For example, prices paid by merchant builders for finished lots have increased significantly during the past two years as a function of the significant appreciation in residential real estate throughout Southern California. A major factor in such price surge has been the existence of a favorable interest rate environment in which mortgage rates have hit historically unprecedented lows. This interest rate environment has, in turn, spurred sales of new homes and resales of existing housing stock and contributed to increased demand which is reflected in price increases. To the extent that interest rates increase in the future, demand for, and the market values of, housing stock may be adversely affected, which could adversely affect our operating results and our ability to repay the New Notes and meet our other obligations as they come due.

Dependence on California Market—Adverse changes in the California economy and will adversely affect our operations

We presently conduct our business in Southern California. While home prices in many areas of California currently are stable and trending higher, home prices in California, including in some of the markets in which we conduct business, have declined from time to time, particularly as a result of slow economic growth. We cannot assure you that the current economic conditions and growth trends in California will continue. If home prices or demand for custom homes decline in one or more of the markets in which we operate, our results of operations, and therefore our ability to repay the New Notes at their December 31, 2007 maturity date would be adversely affected.

Expiration of Entitlements—The entitlements necessary to complete the Calabasas development may expire before we complete the project

We may not be able to complete the development of the Calabasas property prior to the expiration of our entitlements relating to the project. If the entitlements expire prior to completion, it would materially adversely affect our ability to sell lots and completed homes in the Calabasas development, which would have a material adverse effect on our results of operations and financial condition and our ability to repay the New Notes at maturity.

Competition in the Industry—We face competition in many areas and may be unable to successfully compete with other companies

The real estate development business is highly competitive and fragmented. We compete with numerous other residential developers and construction firms, including large national and regional firms, for customers, financing, raw materials and skilled labor. A number of our competitors have substantially greater financial resources than we do. We compete on the basis of the location, design, quality, price and the availability of mortgage financing for our homes. We also compete with the resale of existing homes and, in some cases, with rental homes. An oversupply of attractively priced resale or rental homes, or a shortage of residential mortgage financing on reasonable terms, could adversely affect our ability to sell homes profitably.

In addition, a large number of new rental housing units in the Calabasas area are anticipated to be completed in 2003 which may result in a reduction of rental rates in response to increased supply. As rents decrease, housing prices may be adversely affected by virtue of decreased demand, or reduced sales prices, for homes and land. Such decreases in demand and sales prices could have a adverse effect on our results of operations and financial condition and our ability to repay the New Notes at maturity.

Risk of Material and Labor Shortages—We cannot predict or control the supply or cost of labor and materials necessary for our business and may be unable to obtain them at prices that allow for profitable operations

The residential construction industry has from time to time experienced serious material and labor shortages, including shortages in insulation, drywall, carpentry work, cement and lumber. These shortages can be more severe during periods of strong demand for housing. Certain of these materials, including lumber and cement in particular, have experienced volatile price swings. Similar shortages and price increases in the future could cause delays in and increase the cost of our home construction, which in turn would adversely affect our operating results.

Inventory Risks—We may be unable to hold land suitable for development, which would adversely affect our results of operations

Land inventory risk can be substantial for homebuilders. The market value of undeveloped land, suitable lots and housing inventories can fluctuate significantly as a result of changing economic and market conditions. In the event of significant changes in economic or market conditions, we may have to sell homes at a loss or hold land in inventory longer than planned. Inventory carrying costs can be significant and can result in substantial losses in a poorly performing market, which would adversely affect our operating results.

The Calabasas property contains entitlements for 550 total lots, of which 166 have been or are in the process of being developed by New Millennium or other builders and 384 remain to be developed. The undeveloped lots are divided into three phases, phase 4A (consisting of 161 lots), phase 4B (consisting of 55 custom home lots with approximately one acre pad sites) and phase 5 (consisting of 168 lots). New Millennium intends to sell approximately 177 of these lots to other builders and to develop the remaining 207 lots ourselves. As a result, we will incur substantial carrying costs for these lots and we will be exposed to market conditions, and particularly the prospect that these lots will decrease in value or we may be unable to profitably develop or sell these lots to third party builders. Although we intend to sell approximately 177 of these lots to third parties, we do not have binding commitments to purchase these lots and there can be no assurance that we will be able to sell these lots profitably, in these quantities, or at all.

We Are Subject to Extensive Governmental Regulation—Regulations governing our business may be costly and time consuming to comply with, which would impair our ability to operate profitably

Our operations are subject to environmental, building, worker health and safety, zoning and real estate regulations by various federal, state and local authorities. These regulations, which affect all aspects of the development and homebuilding process, including development, design, construction and sales, can substantially delay or increase the costs of our activities. In addition, regulations governing environmental and health matters may prohibit or severely restrict homebuilding activity in environmentally sensitive regions.

New housing developments, particularly in California, may be subject to various assessments for schools, parks, streets, highways and other public improvements. The costs of these assessments can be substantial and can cause increases in the prices of our homes, which in turn could adversely affect our operating results.

During the development process, we must obtain the approval of various governmental authorities that regulate matters such as:

•	permitted land uses and levels of density;

•	the installation of utility services, such as water and waste disposal; and

•	the dedication of acreage for open space, parks, schools and other community services.

The approval process can be costly, lengthy and cause significant delays in the development process. In addition, changes in local circumstances or laws may require additional approvals or modifications to approvals previously obtained, which can result in further delays. Such delays in the development process can cause substantial increases to development costs, which in turn could adversely affect our operating results.

Management believes that at this stage of development of the Calabasas property, the value of assessments associated with the project largely have been determined and a substantial portion of the required governmental approvals have been obtained or are in process. However, there can be no assurance that the project will not be subject to additional or increased assessments or that certain required approvals might not be materially delayed or denied, all of which could adversely affect our operating results. Furthermore, we may be unable to complete the development of the Calabasas property before our entitlements expire. If we are unable to do so, there would be a material adverse effect on our financial condition and results of operations, and on our ability to repay the New Notes at maturity.

Risk of Natural Disasters—We are at risk of loss and increased expense from adverse weather conditions, natural disasters and acts of god that we cannot predict or control

We are vulnerable to the risks associated with adverse weather conditions and natural disasters, including:

•	unusually heavy or prolonged rain;

•	earthquakes;

•	fires; and

•	floods.

Such conditions can adversely affect our operations in the markets in which they occur. In addition, California has periodically experienced drought conditions, which result in water conservation measures and sometimes water rationing. Restrictions by governmental agencies on construction activity as a result of limited water supplies could adversely affect our operating results. Further, prolonged draught conditions often result in increased risk of, and damage from, fires due to the highly flammable nature of dried vegetation.

Reliance on Key Management—We are highly dependent on certain key individuals, who may be difficult or impossible to replace if we were to lose their services

New Millennium’s future performance will depend to a significant extent upon the efforts and abilities of certain key members of senior management, including Louis J. Malone, our President and Chief Executive Officer, and others. The loss of the services of members of senior management could have a material adverse effect on New Millennium and there can be no assurance that a suitable replacement could be found.

THE EXCHANGE OFFER AND CONSENT SOLICITATION

Terms of the Exchange Offer and Consent Solicitation

Upon the terms and subject to the conditions set forth in this Exchange Offer and Consent Solicitation and in the accompanying Letter of Transmittal and Consent, we are offering to exchange New Notes for all $114.1 million aggregate principal amount outstanding of our Old Notes. We will give holders New Notes with a principal amount of $1,000 for each $1,000 in principal amount of Old Notes tendered in the Offer.

New Notes will be issued only in integral multiples of $1,000. We will pay cash in lieu of any principal amount of New Notes that is not an integral multiple of $1,000. As a result of the Offer, New Notes with an aggregate principal amount of $114,051,000 will be issued, assuming all Old Notes are exchanged for New Notes.

The Offer is subject to the satisfaction or waiver by us of each condition described in the section entitled “Conditions to the Offer” below. Each of the conditions must be satisfied on or before 5:00 P.M., New York City time, on the Expiration Date, unless waived by us in our sole and absolute discretion.

As a part of the Offer, we are soliciting Consents to the Proposed Amendments to the Old Notes Indenture and the Certificate of Designations. We also are soliciting the authorization of and Consent of the holders of Old Notes to the release of the pledge of the capital stock of New Millennium’s two subsidiaries (which currently is pledged as collateral to secure New Millennium’s obligations with respect to the Old Notes) and to terminate the Security Document.

If the Proposed Amendments become effective, they would:

•	delete the covenants contained in the sections or articles of the Old Notes Indenture entitled: 4.2, Offices for Payments, etc; 4.8, Payment of Taxes and Other Claims; 4.9, Maintenance of Properties; 4.10, Maintenance of Insurance; 4.11, Compliance with Laws; 4.13, Limitation on Issuances and Dispositions of Capital of Subsidiaries; 4.14, Limitation on Restricted Payments; 4.15, Limitation on Transactions with Affiliates; 4.17, Limitation on Payment Restrictions Affecting Subsidiaries; 4.18, Limitation on Investments; 4.19, Waiver of Stay, Extension or Usury Laws; 4.20, Limitation on Incurrence of Indebtedness; 4.21, Additional Subsidiary Guaranties; 4.22, Limitation of Liens; 4.23, Payment for Consent; 4.24, Real Property Acquisitions; 4.25, Maintenance and Alterations; 4.26, Certain Environmental Matters; Section 6.1, Merger, or Consolidation; and Article Twelve, Security;

•	amend Section 4.5, Compliance Certificate, Notices of Default; Section 4.6, Securities and Exchange Commission Reports; Section 4.16, Limitation on Asset Sales; and Section 6.2, Successor Corporation Substituted as set forth in Annex C to this Exchange Offer and Consent Solicitation;

•	amend or delete certain events of default in the Old Notes Indenture, as set forth in Annex C to this Exchange Offer and Consent Solicitation;

•	amend the provisions of the Certificate of Designations relating to the distribution rights associated with the Series A Shares to clarify and preserve the original intent of such provisions, namely that the holders of our indebtedness be repaid in full prior to the Series A Shares receiving dividends and distributions, as set forth in Annex C to this Exchange Offer and Consent Solicitation; and

•	make certain conforming and related changes.

In addition to the Proposed Amendments, by participating in the Exchange, holders of Old Notes will be deemed to expressly authorize and Consent:

•	to the termination of the Security Document and the release of the pledge of the capital stock of New Millennium’s two subsidiaries which currently is pledged as collateral to secure New Millennium’s obligations with respect to the Old Notes; and

•	to any necessary or desirable actions to cause or facilitate the termination of the Security Document and the release of the pledged capital stock.

Other necessary or desirable actions which the holders of Old Notes will be deemed to have authorized and consented to by participating in the Exchange include, among others:

•	Making such amendments to the Old Notes Indenture (including, without limitation, the Proposed Amendments thereto and related conforming amendments) as are necessary to remove any requirement for, or references to, the pledge of the capital stock of New Millennium’s subsidiaries to secure the obligations relating to the Old Notes;

•	Executing and delivering a supplemental indenture to reflect the Proposed Amendments;

•	Executing and delivering documents and instruments terminating the Security Document and releasing the capital stock of New Millennium’s two subsidiaries currently pledged as collateral thereunder; and

•	Executing and delivering such other documents and instruments as the trustee may request or require to cause or evidence the release of the pledged capital stock and the termination of the Security Document.

The effect of these actions will be to release the security interest in the equity securities of New Millennium’s subsidiaries and, as a result, there will be no collateral securing New Millennium’s obligations with respect to the Old Notes.

We also are soliciting Consents to the Proposed Amendments to the Certificate of Designations described in Annex C attached hereto and incorporated by this reference. If these Proposed Amendments become effective, they will clarify that the “Distribution Preference Per Share” on the Series A Shares would become due and payable at specified times from and after the date that all Old Notes (including any indebtedness issued in exchange, substitution or refinancing of the Old Notes, including, without limitation, the New Notes, and any indebtedness issued in subsequent or successive exchanges, substitutions or refinancings of such indebtedness), are paid in full, assuming there is a sufficient “Excess Cash Amount” available for distribution at such time.

Any holder who does not elect to participate in the exchange pursuant to the terms and conditions of the Offer will not be deemed to have granted their Consents, unless the holder otherwise does so affirmatively in writing. If we waive the condition that at least 95% of the Old Notes be tendered and the Exchange is completed notwithstanding, any Old Notes not tendered for exchange will remain outstanding as obligations of New Millennium, but the rights accruing to holders of Old Notes and Series A Shares will be subject to the Proposed Amendments.

In order for the Proposed Amendments to the Old Notes Indenture to become effective and to permit the termination of the Security Document and the release of the pledge of capital stock of New Millennium’s two subsidiaries, we must receive Consents from the holders of at least a majority in aggregate principal amount of the Old Notes. In order for the Proposed Amendments to the Certificate of Designations to become effective, we must receive Consents from the holders of at least at least two-thirds of the outstanding Series A Shares. Consents will not be counted toward determining whether the Amendment and Termination Condition has been satisfied unless we are prepared, subject to the terms and conditions set forth in this Exchange Offer and Consent Solicitation, to accept the tender of the Old Notes of the holder delivering such Consents or to waive any defects in such tender. Consents of a holder will not be counted if the tender does not conform to the requirements set forth in the section of this Exchange Offer and Consent Solicitation entitled “Procedures for Tendering Old Notes and Delivering Consents” and the defect is not cured prior to 5:00 P.M., New York City time, on the Expiration Date, or waived by us in our sole discretion. See “—Conditions to the Offer.”

The completion, execution and delivery of a Letter of Transmittal and Consent by a holder of Old Notes prior to 5:00 P.M. New York City time on the Expiration Date in connection with the delivery of Old Notes will be deemed to constitute the Consent of such holder to the Proposed Amendments (both to the Old Notes Indenture and, to the extent the holder also holds Series A Shares, to the Certificate of

Designations), the termination of the Security Document and the release of the pledge of the capital stock of our two subsidiaries currently pledged as collateral to secure our obligations with respect to the Old Notes. No holder may tender Old Notes for Exchange without delivering the Consents. The transfer of Old Notes on the register of New Millennium will not have the effect of revoking any Consent previously given by the holder of such Old Notes. See “—Withdrawal Rights.”

New Millennium has been advised by the holders of approximately 60% of both the aggregate principal amount of Old Notes and the outstanding Series A Shares that they intend to support the Offer and tender their Old Notes for exchange pursuant to the Offer.

Expiration Date; Extensions; Amendments

The Expiration Date is March 10, 2003 at 5:00 P.M., New York City time, unless we decide to extend the Offer in our sole discretion, in which case the Expiration Date will be the latest date and time to which the Offer is extended.

In order to extend the Exchange Offer and Consent Solicitation, we will notify the Exchange Agent of any extension by oral or written notice and will make a public announcement of the extension, in each case prior to 9:00 A.M., New York City time, on the next business day after the previously scheduled Expiration Date.

During any extension of the Offer, all Old Notes previously tendered and not withdrawn will remain subject to the Offer and may be accepted for exchange at the expiration of the Offer subject to any rights of a tendering holder to withdraw its previously tendered Old Notes. See “—Withdrawal Rights.”

Except as otherwise provided herein, withdrawal rights with respect to Old Notes tendered pursuant to the Offer will not be extended or reinstated as a result of an extension or amendment of the Offer. See “—Withdrawal Rights.”

We reserve the right, in our sole and absolute discretion:

•	to delay accepting any Old Notes or delay implementing the Proposed Amendments;

•	to extend or terminate the Offer, whether or not any of the conditions set forth below under “Conditions to the Offer” have been satisfied;

•	to provide a subsequent offering period, as permitted by Rule 14d-11 of the Exchange Act (subject to the conditions described below); and

•	to amend the terms of the Offer in any manner,

in each case by giving oral or written notice of a delay, extension, termination or modification to the Exchange Agent, as the case may be. Our reservation of the right to delay acceptance for exchange of Old Notes is subject to Rule 14e-1(c) under the Exchange Act, which requires that we pay the consideration offered or return the Old Notes deposited by or on behalf of holders promptly after the termination or withdrawal of the Offer.

If we elect, in our sole discretion, to provide a subsequent offering period, we may accept tenders of Old Notes for Exchange during a period from three to 20 business days (as specified by us in our discretion) after the Expiration Date. To do so, we must meet the following conditions:

•	The initial Offer period must have expired;

•	The offer during the subsequent offering period must be for all outstanding Old Notes;

•	We must immediately accept and promptly exchange any Old Notes tendered during the subsequent offering period;

•	We must announce the results of the Offer, including the approximate number and percentage of Old Notes deposited to date, no later than 9:00 a.m. Eastern time on the business day after the Expiration Date and immediately begin the subsequent offering period; and

•	We must offer the same form and amount of consideration (i.e. one New Note in exchange for one Old Note) in both the initial Offer period and in the subsequent offering period.

Please note that, pursuant to Rule 14d-7(a)(2) of the Exchange Act no withdrawal rights will apply during the subsequent offering period, if we elect to provide one.

Without limiting the manner in which we may choose to make a public announcement of any delay, extension, termination or amendment of the Offer, we will have no obligation to publish, advertise or otherwise communicate any public announcement, other than by issuing a release to the Dow Jones News Service or similar national news service, except in the case of an announcement of an extension of the Offer, in which case we will have no obligation to publish, advertise or otherwise communicate the announcement other than by issuing a notice of the extension by press release or other public announcement, which notice will be issued no later than 9:00 A.M., New York City time, on the next business day after the previously scheduled Expiration Date.

If we make a material change in the terms of the Offer, or the information concerning the Offer, or waive any condition to the Offer that results in a material change to the circumstances of the Offer, we will disseminate additional materials to the extent required under the Exchange Act and we will extend the Offer to the extent required by applicable law to permit holders of Old Notes adequate time to consider the materials. The minimum period during which the Offer must remain open following material changes in the terms of the Offer or information concerning the Offer will depend upon the specific facts, circumstances, and relative materiality of the changed terms or information. However, if we waive the requirement that at least 95% of the outstanding Old Notes be validly tendered and not withdrawn prior to the Expiration Date, we will extend the Offer period for at least five business days, as required by federal securities law.

Conditions to the Offer

Our obligation to consummate the Offer is conditioned upon at least 95% of the outstanding Old Notes being validly tendered and not withdrawn prior to the Expiration Date and the Amendment and Termination Condition, as well as the following conditions:

•	No legal action or proceeding shall have been instituted or threatened in any court or by or before any governmental agency directly or indirectly with respect to the Offer or which, in our sole judgment, may materially adversely affect our business, operations or condition (financial or other);

•	There shall not have occurred:

•	any general suspension of trading in, or limitation on prices for, securities on the New York Stock Exchange;

•	a declaration of a banking moratorium by United States authorities or any governmental agency in the United States;

•	the commencement of a war, armed hostilities or other international or national calamity directly or indirectly involving the United States;

•	a material adverse change in general economic, political or financial conditions, if the effect on the financial markets of the United States shall make it impracticable to consummate the Offer, in our sole judgment;

•	any change or development involving a prospective change in or affecting the business or financial affairs of New Millennium which, would materially impair the contemplated benefits of the Offer to us in our sole judgment;

•	No statute, rule or regulation shall have been proposed or enacted, nor shall any action have been taken by any governmental authority, which, would or might prohibit, restrict or delay consummation of the Offer as presently proposed or materially impair the contemplated benefits of the Offer to us, in our sole judgment;

•	There shall not exist, any other actual or threatened legal impediment to the acquisition of the Old Notes or the issuance of the New Notes, in our sole judgment; and

•	The holders of a majority of the $3 million of outstanding Senior Notes must consent to the pledge of the capital stock of New Millennium’s subsidiaries as collateral to secure our obligations with respect to the New Notes.

If we do not complete the Exchange because any condition has not been satisfied or validly waived, the Old Notes previously tendered will be returned without expense to the tendering holders as promptly as practicable.

The conditions to the Offer are for our sole benefit and may be waived or asserted by us, in our sole discretion, regardless of the circumstances giving rise to any condition (including any action or inaction by us). Additionally, we may waive any condition, in whole or in part, at any time and from time to time in our sole discretion. If any of the conditions are not satisfied, we may, subject to applicable law:

•	terminate the Offer and return all Old Notes to the tendering holders;

•	extend the Offer and retain all tendered Old Notes until the extended Expiration Date;

•	amend the terms of the Offer in any respect; or

•	waive the unsatisfied condition(s) with respect to the Offer and accept all validly tendered Old Notes.

See “—Expiration Date; Extensions; Amendments” and “—Procedures for Tendering Old Notes and Delivering Consents.”

Our failure to exercise the right to assert the satisfaction of a condition at any time shall not be deemed a waiver of any right and each right shall be deemed an ongoing right, which may be asserted at any time and from time to time. Our determination concerning the events described in this section will be final and binding upon all persons for all purposes.

Procedures for Tendering Old Notes and Delivering Consents

Tendering Old Notes and failing to validly withdraw the same prior to 5:00 P.M., New York City time, on the Expiration Date shall be deemed to constitute the delivery of a Consent with respect to the Proposed Amendments. The tender of Old Notes as set forth below and our acceptance of the same will constitute a binding agreement between the tendering holder and us upon the terms and subject to the conditions set forth in this Exchange Offer and Consent Solicitation. Except as set forth below, a holder who wishes to participate in to the Offer must transmit the Old Notes, together with a properly completed and duly executed Letter of Transmittal and Consent, and any other documents required by the Letter of Transmittal and Consent, to the Exchange Agent at the address set forth on the back cover page of this Exchange Offer and Consent Solicitation prior to 5:00 P.M., New York City time, on the Expiration Date.

The method of delivering Old Notes, Letters of Transmittal and Consent and all other required documents is at the election and risk of the holder. If delivery is by mail, we recommend registered mail, properly insured, with return receipt requested. Instead of delivery by mail, we recommend using an overnight or hand delivery service. In all cases, sufficient time should be allowed to assure timely delivery.

Each signature on a Letter of Transmittal and Consent or a notice of withdrawal, as the case may be, must be guaranteed, unless the Old Notes surrendered for exchange pursuant hereto are tendered:

•	by a registered holder of the Old Notes who has not completed either the box entitled “Special Exchange Instructions” or the box entitled “Special Delivery Instructions” in the Letter of Transmittal and Consent; or

•	by an Eligible Institution (as defined below).

If a signature guarantee is required, the guarantee must be by a firm which is a member of a registered national securities exchange or the National Association of Securities Dealers, Inc., a commercial bank or trust company having an office or correspondent in the United States or otherwise be an “eligible guarantor institution” within the meaning of Rule 17Ad-15 under the Exchange Act (each, an “Eligible Institution”). If the Letter of Transmittal and Consent is signed by a person other than the registered holder of the Old Notes, the Old Notes surrendered for exchange must either be:

•	endorsed by the registered holder, with the signature guaranteed by an Eligible Institution; or

•	accompanied by a bond power, in satisfactory form as determined by us in our sole discretion, duly executed by the registered holder, with the signature guaranteed by an Eligible Institution.

The term “registered holder” means any person in whose name the Old Notes are registered on the books of the Registrar.

We will determine all questions as to the validity, form, eligibility (including time of receipt), acceptance, and withdrawal of Old Notes tendered for exchange or Consents delivered (or deemed delivered) pursuant to the Offer in our sole discretion. Our determination will be final and binding on all persons for all purposes. We reserve the absolute right to reject any and all Old Notes not validly tendered and to reject any Old Notes our acceptance of which might be unlawful, in our judgment or the judgment of our counsel. We also reserve the absolute right to waive any defects or irregularities or conditions of the Offer as to particular Old Notes either before or after the Expiration Date (including the right to waive the ineligibility of any holder who seeks to tender Old Notes and deliver Consents in the Offer). The interpretation of the terms and conditions of the Offer (including the Letter of Transmittal and Consent and the instructions thereto), by us shall be final and binding on all persons for all purposes. Unless waived, any defects or irregularities in connection with tenders of Old Notes for exchange must be cured within such period of time as we shall determine in our sole discretion. Tenders of Old Notes will not be deemed to have been made until such irregularities have been cured or waived. We will use reasonable efforts to give notice of defects or irregularities with respect to tenders of Old Notes, but we will not incur any liability for failure to give such notice.

If any Letter of Transmittal and Consent, endorsement, bond power, power of attorney or any other document required by the Letter of Transmittal and Consent is signed by a trustee, executor, corporation or other person acting in a fiduciary or representative capacity, the person should so indicate when signing, and, proper evidence satisfactory to us, in our sole discretion, of the person’s authority to so act must be submitted.

Beneficial owners whose Old Notes are registered in the name of a broker, dealer, commercial bank, trust company or other nominee holder and who wishes to participate in the Offer should instruct the nominee holder to tender the Old Notes on the beneficial owner’s behalf. If the beneficial owner wishes to tender directly, the beneficial owner must make appropriate arrangements to register ownership of the Old Notes in the beneficial owner’s name prior to completing and executing the Letter of Transmittal and Consent and tendering Old Notes. Please note that the transfer of registered ownership may take considerable time.

Guaranteed Delivery Procedures

Holders who wish to tender Old Notes which are not immediately available or who cannot deliver their Old Notes or any other documents required by the Letter of Transmittal and Consent to the Exchange Agent prior to the Expiration Date may tender their Old Notes according to the guaranteed delivery procedures set forth in the Letter of Transmittal and Consent. Pursuant to those procedures:

•	the tender must be made by or through an Eligible Institution and a Notice of Guaranteed Delivery (as defined in the Letter of Transmittal and Consent) must be signed by the holder;

•	on or prior to the Expiration Date, the Exchange Agent must have received from the holder and the Eligible Institution a properly completed and duly executed Notice of Guaranteed Delivery (by facsimile transmission, mail or hand delivery) setting forth the name and address of the holder, the certificate number or numbers of the tendered Old Notes, and the principal amount of tendered Old Notes, stating that the tender is being made by the Notice of Guaranteed Delivery and guaranteeing that, within four business days after the date of delivery of the Notice of Guaranteed Delivery, the tendered Old Notes, a duly executed Letter of Transmittal and Consent and any other required documents will be deposited by the Eligible Institution with the Exchange Agent; and

•	the properly completed and executed documents required by the Letter of Transmittal and Consent and the tendered Old Notes in proper form for transfer must be received by the Exchange Agent within three business days after the Expiration Date. Any holder who wishes to use the guaranteed delivery procedures described above must ensure that the Exchange Agent receives the Notice of Guaranteed Delivery and Letter of Transmittal and Consent relating to such Old Notes prior to 5:00 P.M., New York City time, on the Expiration Date.

Acceptance of Old Notes for Exchange; Delivery of New Notes

Upon satisfaction or waiver of all conditions to the Offer, we will accept any and all Old Notes validly tendered and not properly withdrawn prior to 5:00 P.M., New York City time, on the Expiration Date. We will deliver the New Notes issued in the Offer to holders promptly after acceptance of the Old Notes. For purposes of the Offer, we shall be deemed to have accepted validly tendered Old Notes and Consents when, as, and if we give oral or written notice of acceptance to the Exchange Agent.

In all cases, delivery of the New Notes will be made only after timely receipt by the Exchange Agent of the Old Notes, a properly completed and duly executed Letter of Transmittal and Consent and all other required documents.

Withdrawal Rights

Tenders of Old Notes and related Consents may be withdrawn (except during any subsequent offering period, as to which withdrawal rights will not apply) by delivering a written or telecopied notice of withdrawal to the Exchange Agent at its address set forth on the back cover of this Exchange Offer and Consent Solicitation, at any time prior to 5:00 P.M., New York City time, on the Expiration Date. The notice of withdrawal must:

•	specify the name of the person who deposited the Old Notes to be withdrawn;

•	identify the Old Notes to be withdrawn (including the certificate number or numbers and principal amount of the Old Notes);

•	be signed by the holder requesting withdrawal in the same manner as the original signature on the Letter of Transmittal and Consent by which the Old Notes were tendered (including any required signature guarantees) or be accompanied by a bond power in the name of the person withdrawing the tender, duly executed by the registered holder (including any required signature guarantees) and otherwise in satisfactory form, as determined by us in our sole discretion; and

•	specify the name in which the Old Notes are to be re-registered, if different from the name of the person who deposited the Old Notes; and

•	be accompanied by the other documents required upon transfer.

We will determine any questions as to the validity, form and eligibility of notices of withdrawal (including time of receipt), in our sole discretion. Old Notes that are properly withdrawn will be deemed not to have been validly tendered for Exchange, and the related Consents will be deemed not to have been validly delivered, for purposes of the Offer. Any Old Notes which have been tendered for exchange but which are properly withdrawn will be returned to the holder without cost as soon as practicable after withdrawal. Properly withdrawn Old Notes may be re-tendered by following one of the procedures described under “The Exchange Offer and Consent Solicitation—Procedures for Tendering Old Notes and Delivering Consents” at any time on or prior to 5:00 P.M., New York City time, on the Expiration Date.

The Exchange Agent; Assistance

U.S. Bank National Association is the Exchange Agent for the Offer. All tendered Old Notes, executed Letters of Transmittal and Consent and other related documents should be delivered to the Exchange Agent at one of its addresses set forth below. Questions and requests for assistance and requests for additional copies of the Exchange Offer and Consent Solicitation, the Letter of Transmittal and Consent and other related documents should be addressed to the Exchange Agent as follows:

By Hand or Overnight Courier:	By Registered or Certified Mail:

U.S. Bank National Association 180 E. 5th Street St. Paul, Minnesota 55101 Attn: Specialist Finance Department	U.S. Bank National Association 180 E. 5th Street St. Paul, Minnesota 55101 Attn: Specialist Finance Department

By Facsimile:	Confirm by Telephone:

(651) 244-1537	(800) 934-6802

Fees and Expenses

All expenses incident to our consummation of the Offer will be borne by us, including, without limitation:

•	printing expenses (including, without limitation, expenses of printing and the Exchange Offer and Consent Solicitation certificates for the New Notes);

•	messenger, telephone and delivery expenses;

•	fees and disbursements of our counsel;

•	fees and disbursements of our independent certified public accountants;

•	our internal expenses; and

•	reasonable and customary fees of and out-of-pocket expenses incurred by the Exchange Agent in connection with its services.

We have not retained any dealer-manager in connection with the Offer and will not make any payments to brokers, dealers or others soliciting acceptance of the Offer. However, we will pay the Exchange Agent a fee of $6,000 and reimburse any reasonable out-of-pocket expenses.

We will pay all transfer taxes, if any, applicable to the exchange of Old Notes pursuant to the Offer. However, if a transfer tax is imposed for any reason other than the exchange of Old Notes pursuant to the Offer, then the amount of transfer taxes (whether imposed on the registered holder or any other persons) will be payable by the tendering holder. If satisfactory evidence of payment of taxes or exemption is not submitted with the Letter of Transmittal and Consent, the amount of transfer taxes will be billed directly to the tendering holder.

Accounting Treatment

We will allocate the net carrying value of the Old Notes to the New Notes based on their projected cash flows. United States generally accepted accounting principles do not consider either the periods in which payments may occur, or the likelihood that payments will occur, when arriving at these values. Accordingly, the values assigned should not be construed to represent the relative or actual fair values of the New Notes for tax or any other purposes. The net carrying value attributed to the Old Notes includes the principal amount of the Old Notes, net of the discount that has yet to be accreted, accrued interest, if any, and unamortized loan fees. The discount on the New Notes will be amortized as additional interest cost and capitalized to projects, as appropriates, and the amortization of the discount on the New Notes will occur over the life of the New Notes.

Resales of New Notes

New Notes will be “restricted securities,” and therefore, holders may not sell or transfer them unless the sale or transfer is registered under the Securities Act or is made pursuant to an available exemption from registration under applicable securities laws. We have not issued any publicly traded securities and do not file any periodic reports with the SEC, nor do we intend to register the New Notes under the Securities Act or grant registration rights in connection with their issuance. There is no current public market for the New Notes, nor do we anticipate that a public market will develop for the New Notes in the future.

CONSIDERATIONS FOR HOLDERS WHO ELECT NOT TO

PARTICIPATE IN THE EXCHANGE

The following considerations, in addition to the other information set forth in this Exchange Offer and Consent Solicitation, should be considered carefully prior to determining whether or not to tender Old Notes and consent to the Proposed Amendments.

Effect of the Proposed Amendments and Termination of Security Document

If the Offer is consummated and the Proposed Amendments, the termination of the Security Document and the release of the pledged capital stock of New Millennium’s two subsidiaries become effective, holders of Old Notes that are not properly tendered for exchange for any reason will no longer be entitled to the benefits of substantially all of the restrictive covenants, certain of the event of default provisions and certain other provisions of the Old Notes Indenture after those provisions have been eliminated or modified by the Proposed Amendments. In addition, the security interest in the capital stock of New Millennium’s subsidiaries currently pledged as collateral to secure New Millennium’s obligations with respect to the Old Notes Indenture will be released and there will be no collateral securing those obligations.

The Proposed Amendments to the Old Notes Indenture would delete most restrictive provisions, including, without limitation, covenants relating to our ability to:

•	incur indebtedness;

•	pay dividends;

•	engage in asset sales;

•	merge or consolidate with another entity;

•	incur liens;

•	make payments or other distributions to affiliates;

•	enter into business relationships with affiliates; and

•	take other actions that would otherwise be restricted under the Old Notes Indenture.

The elimination or modification of those provisions (as well as termination of the Security Document, the release of the pledged capital stock and the elimination of provisions in the Old Notes Indenture requiring the pledge of the capital stock of our subsidiaries as collateral to secure our obligations with respect to the Old Notes) would permit us to take actions that could:

•	increase the credit risks faced by the holders of any remaining Old Notes;

•	adversely affect the market price of any remaining Old Notes; or

•	otherwise be adverse to the interests of the holders of any remaining Old Notes.

For example, after the Proposed Amendments to the Old Notes Indenture become effective, we could repay some or all of the New Notes prior to the maturity date of the Old Notes and before repaying the Old Notes in full which, in certain circumstances, would not have been permitted before the Proposed Amendments.

While the holders of the New Notes will be entitled to the benefits of substantially identical covenants as those currently contained in the Old Notes Indenture and the Security Document, holders who do not tender their Old Notes will not be able to enforce the covenants relating to the New Notes, and the New Notes covenants will be subject to change without the consent of holders of any Old Notes that remain outstanding. In addition, assuming that we obtain the requisite Consents to the Proposed Amendments to the Old Notes Indenture, the termination of the Security Document, and the release of the pledged capital stock of our two subsidiaries, holders of Old Notes who do not exchange their Old Notes for New Notes will be left with securities with significantly fewer contractual rights and protections and there will be no collateral securing our obligations with respect to the Old Notes.

We may manage our business in a manner that otherwise might have been prohibited under the Old Notes Indenture and Security Document prior to the effectiveness of the Proposed Amendments, the termination of the Security Document and the release of the pledged capital stock. The Proposed Amendments to the Old Notes Indenture, the termination of the Security Document and the release of the pledged capital stock might have a material adverse effect on the value of the Old Notes resulting from, among other things, the lack of collateral securing our obligations with respect to the Old Notes and our increased ability to incur debt, incur liens, pay dividends, make transfers of funds or other assets, or merge or consolidate with another entity.

The Proposed Amendments, the termination of the Security Document and the release of the pledged capital stock will not relieve us from our obligation to make scheduled payments of principal and accrued interest in accordance with the terms of the Old Notes and the Old Notes Indenture (as amended by the Proposed Amendments, assuming consummation of the Offer). While the termination of the Security Document and the release of the pledge of the capital stock currently securing our obligations with respect to the Old Notes will leave holders of Old Notes with no collateral securing those obligations, the Proposed Amendments will not eliminate or otherwise modify any collateral securing the Senior Notes or eliminate any guarantees of the Senior Notes or Old Notes.

See “Annex C—The Proposed Amendments” for more detailed information regarding the Proposed Amendments to the Old Notes Indenture.

In addition, the Proposed Amendments to the Series A Shares will clarify the provisions regarding the payment of the “Distribution Preference per Share,” as defined in the Certificate of Designations. The “Distribution Preference per Share” currently is not payable until after the Old Notes have been paid in full, and then only in the event that the “Excess Cash Amount” as defined in the Certificate of Designations, is at least $21 million measured as reflected on New Millennium’s balance sheet at June 30 and December 31 of each year. The Proposed Amendments to the Certificate of Designations would clarify that the term “Old Notes” for this purpose includes any indebtedness issued in exchange, substitution or refinancing of the Old Notes, including, without limitation, the New Notes and any indebtedness issued in exchange, substitution or refinancing of the New Notes. The effect of this Proposed Amendment is to preserve the intent of the original terms of the Series A Shares with respect to the Dividend Preference per Share, namely that the holders of our indebtedness be paid in full prior to the Series A Shares receiving dividends and distributions.

See “Annex C—The Proposed Amendments” for more detailed information regarding the Proposed Amendments to the Certificate of Designations.

Adverse Effects on Trading Market for the Old Notes

An issue of debt securities with a smaller outstanding principal amount available for trading (a smaller “float”) may command a lower price than would comparable debt securities with a greater float. Therefore, the market price for any Old Notes not tendered for exchange may be adversely affected because of reduced float. The reduced float may also tend to make the trading price more volatile. In addition, a debt security as to which there is no underlying collateral (as in the case of the Old Notes, after giving effect to the termination of the Security Document and the resulting release of the security interest in the capital stock of New Millennium’s subsidiaries currently securing the obligations with respect to the New Notes) may be less desirable to prospective purchasers as compared to comparable debt securities with underlying collateral securing the related obligations. We cannot assure you that any trading market will exist for any Old Notes outstanding following consummation of the Offer or what effect the Proposed Amendments or the termination of the Security Document would have on the trading price or demand for the Old Notes after the Offer. The extent of the market for Old Notes likely will depend upon, among other things, the remaining outstanding principal amount of the Old Notes after the Offer and the number of remaining holders.

Potential Reorganization or Dissolution

Based upon our currently projected revenues (as described in Annex A attached), we will not be able to repay the Old Notes in full at the December 31, 2004 maturity date. If we are unable to successfully complete the Offer, the Company will be forced to examine other alternatives available to it, which include, among other things, seeking relief through a reorganization under Chapter 11 of the United States Bankruptcy Code or winding up the Company’s affairs and dissolving the Company. We believe that it is in the best interests of the Company and the holders of Old Notes to restructure the Old Notes outside of a Chapter 11 reorganization, due to the increased costs, time delays, negative impact upon goodwill and reputation and possible adverse consequences to New Millennium’s business operations associated with a bankruptcy proceeding. Alternatively, should the Company seek to wind up its affairs and dissolve, there can be no assurance that the assets of the Company would be sufficient to pay all of our creditors, including the holders of Old Notes, in full.

If the Company were to seek to reorganize under Chapter 11, those creditors of the Company with perfected security interests in our assets would have a senior claim to those assets as compared to creditors whose indebtedness is unsecured. If the Offer is consummated and the Security Document is terminated as described above, our obligations with respect to the Old Notes no longer would be secured by any collateral. Therefore, holders of Old Notes who do not participate in the Offer will become unsecured creditors and would not be paid until all obligations to our secured creditors, including the holders of the $3 million of outstanding Senior Notes and the holders of the New Notes, have been paid in full. Similarly, were the Company to elect to wind up its affairs and dissolve after distributing all available assets to its creditors, the holders of Old Notes would not be paid unless and until our secured creditors have been paid in full. There can be no assurance that we would be able to successfully reorganize under Chapter 11, that any plan of reorganization would include provision for the partial or full repayment of unsecured creditors, or that there would be sufficient assets available to repay all of our creditors in the event of a dissolution.

BUSINESS

General

New Millennium operates through its wholly owned subsidiaries, NM Homes One, Inc. and NM Homes Two, Inc. Our sole assets are the shares of these two subsidiaries.

Business Strategy

We currently operate exclusively within Southern California. Historically, our business consisted primarily of development for resale and land sales of property acquired from the bankruptcy. Our main focus is now on the development of the Calabasas property. This development is fully entitled and is one of the few large tracts of land remaining to be developed in this prestigious community. The Calabasas property contains entitlements for 550 total lots, of which 166 have been or are in the process of being developed by New Millennium or other builders and 384 remain to be developed. The undeveloped lots are divided into three phases, phase 4A (consisting of 161 lots), phase 4B (consisting of 55 custom home lots with approximately one acre pad sites) and phase 5 (consisting of 168 lots). New Millennium intends to sell approximately 177 of these lots to other builders and to develop the remaining 207 lots ourselves. The commencement of grading for phase 4A has been approved by the City of Calabasas, should commence in February 2003, and currently is projected to be completed in January 2004. Grading on phase 4B currently is underway, and is projected to be completed by October 2003. Grading for phase 5 has not commenced, but is anticipated to require approximately 9 to 10 months from commencement of grading.

The Calabasas property is covered by a Development Agreement that previously was extended by the City of Calabasas to October 5, 2004. This agreement, among other things, outlines the terms under which the Company may develop the property. Included in the terms are schedules of fees that are due and when the fees are paid. The Company has recorded final tract maps on phases 1, 2 and 3 of the Calabasas development and is processing final maps covering phases 4A and 4B of the development. A final map is the document that subdivides the phase into the legal parcels required in order to convey title to the homebuyer. In order to record a final map, the Company must first prepare improvement plans that show how the site will be graded, where the streets will be located and plans for utilities including sewer and water facilities. These plans typically take several months to prepare by an outside engineering firm and then several months to be reviewed by the City. Prior to the start of grading, the Company is required to post surety bonds in an amount determined by the City’s engineers. The bonds insure that the work will be completed. Once grading is complete, the in-tract improvements are installed. These improvements include the underground drainage systems, water and sewer lines, telephone and television cables, curbs, gutters, sidewalks and slope landscaping. Typically, this is the point where the lots are sold to a merchant builder. The merchant builder or we will then apply for the building permits which are required prior to the construction of homes.

Unless the Development Agreement can be extended, it is possible that all required permits and approvals might not have been obtained for the completion of the Calabasas development by the time the entitlements relating to the property expire. Such a result could preclude our completing the final phases of development of the Calabasas property, which would have a material adverse effect on our results of operations and financial condition and on our ability to repay the New Notes at maturity.

Employees

As of December 31, 2002, we employed 13 persons full-time. Of these, two were in executive positions, two were engaged in sales activities, six were in project management activities and three were in administrative and clerical activities. None of our employees is represented by a union and we consider our employee relationships to be good.

Legal Proceedings

We are involved in routine claims and litigation arising in the ordinary course of our business. While the outcome of these proceedings cannot be predicted with certainty, management does not believe that any of these proceedings will have a material adverse effect on our financial condition or results of operations.

CERTAIN TRANSACTIONS

The following is a description of transactions since January 1, 2000 in which officers and directors of New Millennium or members of their immediate families had a direct or indirect interest.

In June 1999, B III Capital Partners made an $11 million loan to the Company. The proceeds of the loan were used to pay a portion of the global settlement to the former principals of Baldwin Builders, a developer of residential and commercial real estate projects, and to fund the acquisition of additional land in Calabasas. The Company repaid this loan in full in August 2000.

In April 2002, DayStar Partners, L.P. made a $5 million interim loan to the Company. The proceeds of this loan were used to bolster New Millennium’s cash position and to repay an existing loan from a third party lender. This loan was negotiated at arm’s-length by the parties and was comparable to or more favorable than the terms then available to the Company, based on management’s discussions with numerous alternate lending sources. The Company repaid this loan in full in August 2002.

FEDERAL INCOME TAX CONSIDERATIONS

The following discussion sets forth certain material United States federal income tax considerations that should be taken into account by holders who hold their Old Notes and Series A Shares, and who would own their New Notes Series A Shares after the closing of the Offer as “capital assets” for United States federal income tax purposes. For these purposes, a United States person means a beneficial owner of an Old Note or Series A Shares who, for United States federal income tax purposes, is (i) an individual who is a citizen or resident of the United States, (ii) a corporation or other entity treated as a corporation for United States federal income tax purposes created or organized in or under the laws of the United States or any political subdivision thereof (including any State or the District of Columbia), (iii) an estate, the income of which is subject to United States federal income taxation regardless of its source, or (iv) a trust that either is subject to the supervision of a court within the United States and which has one or more United States persons with authority to control all substantial decisions, or has a valid election in effect under applicable Treasury Regulations to be treated as a United States person.

If a partnership, including for this purpose any entity treated as a partnership for United States federal income tax purposes, is a beneficial owner of Old Notes or Series A Shares, the treatment of a partner in the partnership will generally depend upon the status of the partner and upon the activities of the partnership. A holder of Old Notes or Series A Shares that is a partnership, and partners in that partnership, should consult their tax advisors about the United States federal income tax consequences of the Offer.

This discussion is based upon the Internal Revenue Code of 1986, as amended (the “Code”), existing and proposed Treasury Regulations, administrative pronouncements of the Internal Revenue Service (“IRS”) and judicial decisions, changes to any of which after the date of this Exchange Offer and Consent Solicitation may affect the tax consequences described below (including, possibly, on a retroactive basis). This summary does not discuss all aspects of the United States federal income taxation that may be relevant to particular holders in light of their individual investment circumstances or to certain types of holders subject to special tax rules (e.g., insurance companies, traders in securities, tax-exempt organizations, financial institutions, brokers, dealers, holders who hold the Old Notes, Series A Shares or New Notes as part of a straddle, hedging or conversion transaction, foreign entities and nonresident aliens), nor does it consider the effect of any applicable foreign, state, local or other tax laws. The following discussion only addresses consequences of the ownership of New Notes acquired in, or Old Notes and Series A Shares retained, following the Offer, and not to holders who acquire New Notes, Old Notes or Series A Shares following the Offer. In addition, the discussion assumes that the New Notes and the Old Notes (both before and after closing of the Offer) are treated as debt for United States federal income tax purposes. Holders are urged to consult their own tax advisors to understand fully the tax consequences and risks to them of the Offer and of the ownership and disposition of the New Notes, Old Notes and Series A Shares.

Tax Consequences of the Offer to the Holders

Gain or Loss Recognition on the Offer

The tax consequences to holders who accept the Offer will depend on whether the Old Notes and the New Notes are treated as “securities” for federal income tax purposes. The determination of whether a debt instrument is treated as a “security” depends on the terms, conditions, and other facts and circumstances relating to the instrument. The Company believes that both instruments should be treated as “securities” for this purpose. However, due to the inherently factual nature of the determination of whether a debt instrument is a “security” for tax purposes, there can be no assurance that the IRS will not successfully challenge this position. The following addresses the expected material federal income tax consequences (i) if the Old Notes and the New Notes both are treated as securities, and (ii) if either the Old Notes or the New Notes are not treated as securities.

The Company believes that the exchange of Old Notes for New Notes pursuant to the Offer will be treated as an exchange of Old Notes for New Notes for federal income tax purposes. If the Old Notes and the New Notes are both treated as “securities” for federal income tax purposes, the Offer would be treated as a recapitalization under Section 368(a)(1)(E) of the Code. Since the New Notes will have the same principal amount as the Old

Notes, holders in this case would not recognize any gain or loss as a result of the exchange of the Old Notes for the New Notes pursuant to the Offer. In addition, subject to the discussion below regarding the effect of the proposed amendment to the Certificate of Designations, each holder’s aggregate basis in the New Notes would be equal to the holder’s basis in the Old Notes. Subject to the discussion below regarding the effect of the proposed amendment to the Certificate of Designations, the holding period of the New Notes received in the Offer will include the period during which each holder held the Old Notes tendered in the Offer.

If either the Old Notes or the New Notes are not treated as securities for federal income tax purposes, the Offer will not be treated as a recapitalization under Section 368(a)(1)(E) of the Code and thus will be a taxable event to the holders, subject to the discussion below regarding the effect of the proposed amendment to the Certificate of Designations. Subject to that discussion, a holder in this case would realize gain or loss in the Offer in an amount equal to the difference between (i) the issue price of the New Notes, which is discussed below under “Tax Consequences to the Holders of the Ownership and Disposition of the New Notes—Original Issue Discount on the New Notes,” and (ii) the holder’s adjusted tax basis in the Old Notes. Such gain or loss will generally be treated as capital gain or loss. However, a holder who purchased the Old Notes at a “market discount” (i.e., at a price below the adjusted issue price, subject to statutory de minimis exception) must generally treat any gain recognized on the disposition of Old Notes as ordinary income to the extent of the market discount that accrued during the period that the Old Notes were held by the holder, unless the holder made an election to include such market discount in income as it accrued. In addition, a holder’s tax basis in the New Notes would equal the issue price of the New Notes, and the holder’s holding period in the New Notes would begin on the day following the day of the closing of the Offer.

The tax consequences of the Offer could be complicated by the installment sale rules in the Code. Holders should consult their tax advisors regarding the effect of these rules on any gain deferred on the prior acquisition of Old Notes, the effect of such method on timing of gain or loss resulting from the Offer, and potential cost involved if the installment method is deemed to apply to any gain resulting from the Offer.

If the Proposed Amendment to the Certificate of Designations is deemed to cause a material modification to the Series A Shares, then holders of Series A Shares would be treated as having exchanged their Series A Shares for “new” preferred shares pursuant to the Offer. If the proposed amendment to the Certificate of Designations is not sufficiently material to result in a deemed exchange of the Series A Shares for “new” preferred shares, then that amendment should not alter the tax consequences described in this discussion. Likewise, if an exchange is deemed to occur, but the Series A Shares are deemed to have been exchanged solely for “new” preferred shares (that is, no portion of the New Notes is deemed to have been received for all or a portion of the Series A Shares), the proposed amendment should not alter the tax consequences described in this discussion and the holders should be treated the same with respect to their “new” Series A Shares as they were treated with respect to the Series A Shares prior to the amendment.

There can be no assurance that the proposed amendment to the Certificate of Designations will not result in a deemed exchange for federal income tax purposes, or that no portion of the New Notes will be treated as having been received for all or a portion of the Series A Shares. If a deemed exchange occurs and if New Notes are treated as having been received in exchange for all or a portion of the Series A Shares, the amendment to the Certificate of Designations could result in the recognition of taxable gain (or in additional taxable gain), and in the commencement of a new holding period for all or a portion of the Series A Shares and New Notes, and/or could result in a different basis in the Series A Shares and the New Notes. Holders should consult their own tax advisors regarding the tax consequences to them if an exchange of Series A Preferred for “new” preferred shares is deemed to occur as a result of the proposed amendment to the Certificate of Designations. The Company currently intends to take the position that the proposed amendment to the Certificate of Designations is a clarifying change that does not result in a material modification of the terms of the Series A Shares, although as stated above there can be no assurance that the IRS or the courts would agree with this position.

The Company believes that holders who do not participate in the Offer will be treated for federal income tax purposes the same as if the Offer was not consummated. However, there can be no assurance that the IRS or the courts would agree with this position. If the termination of the Security Document, the release of the pledged capital stock securing the Old Notes and the Proposed Amendments to the Old Notes Indenture are deemed to result in a material modification to the Old Notes, then holders who retain their Old Notes following consummation of the Offer would be treated as having exchanged their Old Notes for “new” notes pursuant to the Offer. In that case, the discussion above and below pertaining to holders who exchange Old Notes for New Notes would also apply to holders of Old Notes who are deemed to exchange those Old Notes for “new” notes, except for differences resulting from the earlier maturity date of the Old Notes. For instance, the earlier maturity date of the Old Notes may make it less likely that any deemed “new” notes would be treated as “securities” as described above, and the applicable federal rate for the deemed “new” notes would be 1.65%, compounded annually.

Tax Consequences to the Holders of the Ownership and Disposition of the New Notes

Original Issue Discount on the New Notes

The New Notes will be treated as having been issued with “original issue discount” for federal income tax purposes. The amount of original issue discount with respect to each New Note will equal the excess of the “stated redemption price at maturity” of the New Note over its “issue price.” The “stated redemption price at maturity” of each New Note will be equal to all payments that are required to be made under the note (which will be the principal amount of the New Note). The “issue price” of a New Note will be equal to the present value of all payments that are required to be made under the New Note discounted at the “applicable federal rate” (discussed below).

Subject to the acquisition premium and bond premium rules discussed below, each holder will be required to include in gross income (as ordinary interest income) an amount equal to the sum of the “daily portions” of the original issue discount on the New Notes for each day that the holder holds the New Notes. The daily portions of original issue discount required to be included in a holder’s gross income will be determined on a constant yield basis by allocating to each day during the taxable year in which the holder holds the New Notes a pro rata portion of the original issue discount thereon that is attributable to the “accrual period.” The amount of the original issue discount attributable to each accrual period will be the product of the “adjusted issue price” of the New Notes at the beginning of such accrual period and the “yield to maturity” of the New Notes. The adjusted issue price of the New Notes at the beginning of the first accrual period is the issue price. Thereafter, the adjusted issue price of a New Note is its issue price increased by the aggregate amount of original issue discount that accrued in all prior accrual periods, and reduced by the portion of the adjusted issue price of the New Note that is allocable to principal payments on the New Note previously received by the holder as discussed below. The yield to maturity of a New Note will be the applicable federal rate, which currently is 3.27%, compounded annually.

The Company intends to take the position that pro rata prepayments on the New Notes will not affect the yield to maturity on the New Notes for purposes of the original issue discount rules. It is possible, however, that such prepayments may result in a recomputation of the yield to maturity, and thus the original issue discount, on the New Notes, which in turn could increase the amount of original issue discount required to be included in taxable income of holders following any such prepayment.

Acquisition Premium and Bond Premium with Respect to the New Notes

If a holder’s tax basis in the New Notes exceeds the issue price of such notes, but is less than or equal to the principal amount of the New Notes, this excess amount will be treated as “acquisition premium.” The holder may reduce the original issue discount otherwise includable in its gross income for each accrual period with respect to a New Note by an amount equal to the product of (i) the amount of original issue discount otherwise includable in the holder’s gross income in such period with respect to that note, and (ii) a fraction, the numerator of which is the acquisition premium and the denominator of which is the original issue discount on the New Notes (determined on the date of issuance of the New Note).

If a holder’s tax basis in the New Note exceeds the principal amount of the note, this excess amount will be treated as “bond premium”. In such case, the holder will not be required to include any original issue discount in gross income.

Market Discount Rules

If an Old Note exchanged for a New Note pursuant to the Offer was a “market discount bond” in the hands of the holder, and if the Offer constitutes a “recapitalization” as discussed above, all or a portion of the accrued market discount on the Old Note may be treated as accrued market discount on the New Note. In addition, any remaining market discount on the Old Note (i.e., market discount that has not yet accrued), or any excess of the issue price of the New Note over the sum of the holder’s basis in its New Note plus the accrued market discount carried over from an Old Note, may be treated as market discount on the New Note. The market discount rules require holders to treat gain on certain sales or prepayments of notes as ordinary income to the extent of accrued market discount, absent an election to recognize such amount as ordinary income as it accrues.

The Company believes that the market discount rules will not apply to the exchange of an Old Note for a New Note pursuant to the Offer if the Offer is a taxable transaction. For the tax consequences of a taxable exchange of an Old Note with “accrued market discount” for a New Note pursuant to the Offer, see the discussion above under the heading “Tax Consequences of the Offer to the Holders—Gain or Loss Recognition on the Offer”.

The market discount rules are complex and their application may differ depending on the holder’s specific situation. Each holder whose Old Note may have been a market discount bond, or whose basis in the New Note may be less than the issue price of the New Note, should consult his or her tax advisor regarding the application of the market discount rules to the Offer.

Sale, Exchange, Prepayment or Retirement of the New Notes

Upon sale, exchange or retirement of the New Notes, a holder will recognize gain or loss equal to the difference between the amount realized on the disposition of the New Notes and the holder’s adjusted basis in the New Notes. A holder’s adjusted basis in the New Notes at the time of such disposition will be equal to the basis initially allocated to the New Notes, increased by any original issue discount previously included in income by the holder, and reduced by the portion of the basis of the New Notes that is allocable to payments on the New Notes previously received by the holder and by any amortized premium.

Similarly, in the event that a holder receives a pro rata prepayment on the New Notes, the holder will recognize gain or loss equal to the difference between the amount of the payment and the portion of the holder’s adjusted basis in the New Notes allocable to the prepayment. Holders should consult their tax advisors regarding the allocation of their adjusted basis in New Notes to any prepayment.

Gain or loss on the sale or other disposition or prepayment of the New Notes generally will be capital gain or loss, although a portion of any gain recognized could be treated as ordinary income under the market discount rules or under rules that treat gain on a debt instrument issued with original issue discount as ordinary income if there was an intention to call the instrument before maturity.

Tax Consequences of the Offer to the Company

The Company expects that it will be entitled to deduct the excess of the issue price of the New Notes over the adjusted issue price of the Old Notes, and that this deduction will be amortized over the term of the New Notes as if the deduction were original issue discount. It is also expected that this deduction will be offset by lower deductions for original issue discount on the New Notes as a result of a decrease in the applicable federal rate since the date the Old Notes were issued.

Tax matters are very complicated and the tax consequences of the Offer and of the ownership and disposition of the New Notes and Old Notes to each holder will depend on the holder’s particular facts and circumstances. Holders are urged to consult their own tax advisors to understand fully the tax consequences and risks to them of the Offer and of the ownership and disposition of the New Notes and Old Notes.

ANNEX A

NEW MILLENNIUM HOMES, LLC

CASH FLOW PROJECTIONS

The following projections reflect current cash flow projections generated by management of New Millennium Homes, LLC for inclusion in the Exchange Offer and Consent Solicitation based on the information currently available to them and their current expectations as to the pace of development and sales of lots and completed homes in the Calabasas project. The pace of development and land and completed home sales may be affected by various factors which include, among other things, changes in general economic conditions and consumer confidence, changes in interest rates, and availability of other housing alternatives. Such projections are based on management’s assumptions with respect to the amount of time required to complete development and sales of lots and homes, as well as assumptions regarding the proceeds that will be realized from the development of the Calabasas property. Since these projections are based on assumptions and expectations which may or may not prove to be accurate, holders of Old Notes and Series A Shares should not place undue reliance on these projections and should in particular bear in mind the risk factors contained in the Exchange Offer and Consent Solicitation to which these projections are annexed. Further, these projections should be considered to be forward-looking statements, as described on the first page of the Exchange Offer and Consent Solicitation. There can be no assurance that the Company’s cash flow, pace of sales, or other matters reflected in the projections will prove to be consistent with the projections and, in fact, actual results may differ materially and adversely from those reflected in the following projections. Holders of Old Notes in particular should note that if the Company is unable to produce cash flow and expenditure levels reasonably consistent with those reflected in the projections, there can be no assurance that the Company will be able to repay the New Notes at or prior to their stated maturity.

From time to time in the ordinary course of its business, New Millennium prepares projections which may differ materially when compared to other projections made at a different time, in a different context, or in light of different circumstances or assumptions. Therefore, holders of Old Notes and Series A Shares should not rely on or compare the following comparisons to other projections which may have been prepared or made available by the Company in the past or under different circumstances or conditions.

In generating the projections, management made the following specific assumptions:

•	will enter into a $30 million land development loan in the first quarter of, 2003. The Company intends to fund $60 million in land development costs relating to 216 finished lots with borrowings under this loan and cash on hand.

•	New Millennium will sell 16 of the 55 custom lots in phase 4B to other builders at a price of $850,000 per lot during the third quarter of 2003, with the remaining custom lots designated for sale to be sold at a pace of one or two lots per month at the same assumed price per lot through the third quarter of 2005.

•	New Millennium will close approximately 11 sales per month with respect to the 329 total lots in phases 4A and 5.

•	Vintage Communities will purchase 25 lots as currently scheduled, with the first 12 sales closing in February and the remainder in September 2003, resulting in assumed sales proceeds of $10 million.

•	New Millennium’s current Manor sales program will be completed, with an average of two sales per month and total sales of 35 homes (including model homes) by May 2004, resulting in assumed sales proceeds of approximately $53 million. Currently, purchasers have committed to purchase 16 of these 35 homes.

•	New Millennium will make land sales to other Merchant builders during 2004 and 2005 resulting in projected proceeds of $28 million from sales of 60 lots in 2004 and $30 million from sales of 62 lots in 2005. These sales are in addition to the projected sales of custom lots to other builders described in the second bullet point above.

•
New Millennium will begin construction of four new products relating to phases 4A and 5 of the project (i.e. homes between 3,400 and 6,000 square feet with pricing under $1 million to approximately $1.5 million) in the first quarter of 2004 for projected sales commencing in March 2005.

•
New Millennium will begin grading the balance of the Calabasas property, consisting of the 168 lots in phase 5, in the Spring of 2004 and commence the sales of lots and construction of homes on these lots beginning in approximately March 2005.

•	New Millennium will itself develop 207 of the 384 total lots in phases 4A, 4B and 5.

•	New Millennium will finance the land development costs of the Calabasas property through the $30 million land development loan described above, and the proceeds of sales of land and completed homes.

•
New Millennium will have no state or federal tax liability during the periods covered by the projections (and therefore no provision for such taxes is reflected) as a result of the Company’s substantial net operating loss carry-forward (which was approximately $161 million as of December 31, 2002) and the difference between the book basis and the tax basis of the Company’s assets (approximately $ 75 million as of December 31, 2002).

•	All Old Notes will be exchanged for an equivalent principal amount of New Notes.

•	The $3 million principal amount of Senior Notes will be repaid in full at the September 30, 2004 maturity date.

	Total 03	Total Lots	Total 04	Total Lots	Total 05	Total Lots	Total 06	Total Lots	Total 07	Total Lots	Grand Total	Grand Total Lots
Receipts
Home Closings	33,289,000	22	19,697,000	13	65,737,147	65	153,983,015	121	26,029,839	21	298,736,000	242
Less: Costs of Sale	(777,325)		(566,800)		(686,186)		(1,435,415)		(245,649)		(3,711,375)
Land Sales Ph 3	10,000,000	25	0		0		0		0		10,000,000	25
Land Sales Ph 4B-Customs	19,300,000	22	18,050,000	19	13,300,000	14	0		0		50,650,000	55
Land Sales Ph 4A	—		27,824,000	60	7,776,000	18	0		0		35,600,000	78
Land Sales Ph 5	—		0		22,000,000	44	0		0		22,000,000	44
Less: Costs of Sale	(26,400)		(212,800)		(393,760)		0		0		(632,960)
Marketing Fee (land closing)	205,500		517,000		0		0		0		722,500
Marketing Fee (house closing)	387,650		492,500		288,000		0		0		1,168,150

Total Receipts	62,378,425	69	65,800,900	92	108,021,201	141	152,547,599	121	25,784,190	21	414,532,315	444

Disbursements
Land Development Costs	46,763,695		30,469,536		2,636,000		180,000		180,000		80,229,231
Direct Construction Costs-1D	1,055,940		0		0		0		0		1,055,940
Direct Construction Costs-2A	2,379,974		0		0		0		0		2,379,974
Direct Construction Costs-2B	2,720,527		0		0		0		0		2,720,527
Direct Construction Costs-2C	3,292,412		940,689		0		0		0		4,233,101
Direct Construction Costs-2D	1,982,947		660,982		0		0		0		2,643,929
Direct Construction Costs-52 80 foot wide lots	0		3,530,858		6,052,900		2,522,042		0		12,105,800
Direct Construction Costs-49 90 foot wide lots	0		3,648,300		7,296,600		3,648,300		0		14,593,200
Direct Construction Costs-62 90 foot wide lots	0		0		6,189,342		10,610,300		4,420,958		21,220,600
Direct Construction Costs-44 100 foot wide lots	0		0		7,438,313		12,397,188		0		19,835,500
Indirect Construction Costs	1,192,368		2,767,621		2,240,969		930,091		382,120		7,513,169
Marketing & Sales	1,241,451		1,287,074		1,532,027		1,751,429		650,500		6,462,480
Finance Costs-1D	54,929		0		0		0		0		54,929
Finance Costs-Models	240,190		0		0		0		0		240,190
Finance Costs-2A	250,987		0		0		0		0		250,987
Finance Costs-2B	313,031		71,882		0		0		0		384,913
Finance Costs-52 80 foot wide lots	0		459,641		138,099		79,917		0		677,657
Finance Costs-49 90 foot wide lots	0		491,104		178,143		105,888		0		775,136
Finance Costs-62 90 foot wide lots	0		0		731,181		289,741		97,552		1,118,474
Finance Costs-44 100 foot wide lots	0		0		633,309		357,719		0		991,028
Finance Costs-1st $30M	578,710		62,186		0		0		0		640,896
Property Taxes	1,884,320		1,500,000		1,050,000		600,000		200,000		5,234,320
General & Administrative	2,190,088		1,733,816		3,781,381		6,010,559		3,536,390		17,252,235

Total Disbursements	66,141,567		47,623,690		39,898,263		39,483,174		9,467,520		202,614,215

Cash Flow Before Financing	(3,763,142)		18,177,210		68,122,938		113,064,426		16,316,669		211,918,100

Loan Activity
Total Loan Draws	39,817,243		12,333,972		32,541,214		31,364,427		4,518,511		120,575,367
Total Loan Repayments	(38,459,297)		(13,430,793)		(21,643,518)		(51,976,164)		(5,402,702)		(130,912,474)

Net Cash Flow	(2,405,197)		17,080,389		79,020,634		92,452,689		15,432,478		201,580,993

Securities Repayment—Senior Secured Debt	(420,000)		(3,315,000)		0		0		0		(3,735,000)
Securities Repayment—2004 Zero Coupon Notes	0		0		(80,000,000)		(34,051,000)		0		(114,051,000)
Liquidation Preference—Series A Shares	0		0		0		(55,949,000)		(17,266,000)		(73,215,000)
90% Distributions—Series A Shares	0		0		0		0		(16,952,394)		(16,952,394)
10% Distributions—Common Shares	0		0		0		0		(1,883,599)		(1,883,599)

Total Securities Repayments and Distributions	(420,000)		(3,315,000)		(80,000,000)		(90,000,000)		(36,101,993)		(209,836,993)

Beginning Cash Balance	8,256,000		5,430,803		19,196,192		18,216,826		20,669,515		8,256,000
Ending Cash Balance	5,430,803		19,196,192		18,216,826		20,669,515		0		0

Ending Loan Balance (1)	11,695,053		10,598,232		21,495,928		884,191		0		0

(1)	The beginning loan balance for 2003 was $10,337,107

ANNEX B

DESCRIPTION OF THE NEW NOTES

We will issue the New Notes under an indenture (the “New Notes Indenture”) between us and U.S. Bank National Association, as Trustee. The terms of the New Notes include those stated in the New Notes Indenture and those made a part of the New Notes Indenture by reference to the Trust Indenture Act of 1939, as amended (the “TIA”).

The following description is a summary of the material terms of the New Notes as set forth in the New Notes Indenture. This description does not restate or fully summarize the New Notes Indenture, and is subject to and qualified in its entirety by reference to the New Notes Indenture and the form of New Note. Copies of the New Notes Indenture or the form of New Note may be obtained without charge by holders of Old Notes upon request as specified in the section entitled “Available Information” on page 2. We urge you to read the New Notes Indenture, because the New Notes Indenture, and not this description, will define your rights as a holder of New Notes.

General

The New Notes will be secured by a pledge of 100% of the capital stock of New Millennium Homes One, Inc. and NM Homes Two, Inc., our wholly-owned subsidiaries, pursuant to a Pledge Agreement (the “Pledge Agreement”) between us and the Trustee. The pledge will be junior to the pledge of capital stock that secures the outstanding Senior Notes. Pursuant to the Proposed Amendments, the pledge of the capital stock of New Millennium’s subsidiaries currently securing the Old Notes pursuant to the Security Agreement will be released. The New Notes issued pursuant to the Exchange will be limited to $114,051,000 million aggregate principal amount at their maturity date of December 31, 2007 (the “Maturity Date”). However, the New Notes Indenture will permit us to issue additional principal amounts of New Notes from time to time after the Expiration Date.

The New Notes are being issued at a discount (the “Original Issue Discount”) from their principal amount at the Maturity Date. See “Federal Income Tax Considerations.” No interest will accrue on the New Notes and there consequently will be no periodic payments of interest on the New Notes. The calculation of the accrual of the Original Issue Discount (i.e., the difference between the price at which each New Note is issued and the principal amount at maturity of a New Note) in the period during which a New Note remains outstanding will be on a semi-annual bond equivalent basis using a year composed of twelve 30-day months, and the accrual will commence on the date the New Notes are issued. The maturity or redemption of a New Note will cause the Original Issue Discount to cease to accrue on such New Note, under the terms and subject to the conditions of the New Notes Indenture. We may not reissue a New Note that has matured or been redeemed or otherwise canceled (except for registration of transfer, exchange or replacement thereof).

The principal amount at maturity of each New Note will be payable at the office or agency of the paying agent, initially the Corporate Trust Office of the Trustee, in the city of St. Paul, Minnesota, or any other office of the paying agent maintained by the Company or the Trustee for such purpose. New Notes in definitive form may be presented for exchange for other New Notes (to the extent provided in the New Notes Indenture) or registration of transfer at the office of the registrar. The agent for such purposes initially will be the Trustee. We will not charge a service charge for any registration of transfer or exchange of New Notes. However, we may require payment by a holder of a sum sufficient to cover any tax, assessment or other governmental charge payable in connection any registration of transfer or exchange of the New Notes.

Form, Denomination and Authentication

The New Notes are issuable in fully registered form, without coupons, in denominations of $1,000 principal amount and multiples thereof. Each New Note will be executed by manual or facsimile signature by an authorized officer of New Millennium and also will bear the seal of New Millennium. Each validly issued New Note will bear a certificate of authenticity in customary form, executed by the Trustee by the manual signature of one of its authorized officers, which shall be conclusive evidence of the due authentication and deliverance of the New Note and that the holder is entitled to the benefits of the New Notes Indenture.

Global Form of New Notes

The New Notes may be issued in the form of one or more global securities, although it currently is anticipated that all New Notes will be issued in registered form. The global securities will be executed by New Millennium and authenticated and delivered by the Trustee, and will be in denominations of $1,000 or integral multiples of $1,000. Any global securities must be registered in the name of the depository or its nominee and will be delivered by the Trustee to the depositary or pursuant to its instructions. Any global securities will bear a legend to the effect that the global security cannot be transferred except as a whole to the nominee of the depository, from a nominee to the depository, or to any successor of the depository or the nominee, unless the global security is exchanged for New Notes in a definitive registered form.

Subsidiary Guarantees

Our obligations under the New Notes Indenture and with respect to the New Notes (collectively, the “Obligations”) will be jointly and severally guaranteed by NM Homes One, Inc. and NM Homes Two, Inc. (collectively, the “Guarantors”) pursuant to a guaranty (the “Guaranty”) in favor of the Trustee. The obligations of the Guarantors under the Guaranty are limited so as not to constitute a fraudulent conveyance under applicable law. The Guaranty is a continuing guaranty of payment by the Guarantors, and may not be revoked or terminated until all of the Obligations have been indefeasibly paid and performed in full.

Release or Substitution of Property

In order to secure the payment and performance of our Obligations, we will pledge all of the issued and outstanding capital stock of the Guarantors pursuant to the Pledge Agreement. The Pledged Shares will be released from the security interest created by the Pledge Agreement:

•	pursuant to the New Notes Indenture, if:

•
all New Notes previously authenticated and delivered (and any securities issued under the New Notes Indenture) have been delivered to the Trustee for cancellation and we have paid all sums payable by us under the New Notes Indenture; or

•	the New Notes mature within one year or all of them are to be called for redemption within one year, and:

•
we deposit funds in irrevocable trust sufficient to pay all principal and other amounts due with respect to the New Notes to the date of maturity or redemption and any other amounts due under the New Notes Indenture;

•	no event of default under the New Notes Indenture has occurred and exists as of the date of deposit;

•	such deposit does not violate or constitute a default under the New Notes Indenture or any other agreement to which we are bound; and

•	we deliver an officers’ certificate and opinion of counsel that all conditions precedent to the satisfaction and discharge of the New Notes Indenture have been complied with; and

•	pursuant to the Pledge Agreement, if:

•
the Secured Obligations under the Pledge Agreement have been paid in full. “Secured Obligations” include any and all present and future obligations and liabilities of us of every type and description to the Trustee or its successors or assigns, or any Person entitled to indemnification under the New Notes Indenture or the New Notes, arising under or in connection with the New Notes Indenture and/or the New Notes, whether for principal, interest, letter of credit or other reimbursement obligations, cash collateral cover, fees, expenses, indemnities or other amounts (including attorneys’ fees and expenses) or arising under or in connection with the Pledge Agreement, including for reimbursement of any amounts advanced or expended by the Trustee:

•
to satisfy amounts required to be paid by us under the Pledge Agreement, the New Notes Indenture and/or the New Notes for taxes, insurance premiums or otherwise (together with interest, to the extent provided); or

•	to maintain or preserve any collateral or to create, perfect, continue or protect any collateral or security interest therein, or its priority.

Redemption

The procedure, price and any requirements or restrictions with respect to redeeming the New Notes are substantially identical to those relating to the Old Notes. New Millennium may not repurchase New Notes other than through the optional or mandatory redemption provisions of the New Notes Indenture.

Covenants Under the New Notes Indenture

The New Notes Indenture will contain substantially the same covenants as in the Old Notes Indenture prior to the effectiveness of the Proposed Amendments. However, the New Notes will permit us to issue additional New Notes from time to time after the Expiration Date.

Events of Default Under the New Notes Indenture

“Event of Default” in the New Notes Indenture has the same meaning as such term in the Old Notes Indenture prior to the effectiveness of the Proposed Amendments. Similarly, the notice requirements and rights and ability to waive defaults or to accelerate the maturity of the New Notes as a result of a default are identical to those provisions under the Old Notes Indenture prior to the effectiveness of the Proposed Amendments.

Amendments and Consents Under the New Notes Indenture

The provisions regarding amendments (both with and without the consent of holders of New Notes) are substantially identical to those provisions in the Old Notes Indenture prior to the effectiveness of the Proposed Amendments.

Satisfaction and Discharge of the New Notes Indenture

The New Notes Indenture will be discharged and canceled if:

•
all New Notes previously authenticated and delivered (and any securities issued under the New Notes Indenture) have been delivered to the Trustee for cancellation and we have paid all sums payable by us under the New Notes Indenture; or

•	the New Notes mature within one year or all of them are to be called for redemption within one year, and:

•
we deposit funds in irrevocable trust sufficient to pay all principal and other amounts due with respect to the New Notes to the date of maturity or redemption and any other amounts due under the New Notes Indenture;

•	no event of default under the New Notes Indenture has occurred and exists as of the date of deposit;

•	such deposit does not violate or constitute a default under the New Notes Indenture or any other agreement to which we are bound; and

•	we deliver an officers’ certificate and opinion of counsel that all conditions precedent to the satisfaction and discharge of the New Notes Indenture have been complied with.

ANNEX C

THE PROPOSED AMENDMENTS

The following is a description of the proposed amendments (the “Proposed Amendments”) to:

•
certain restrictive covenants, certain of the event of default provisions and certain other provisions of the Old Notes Indenture (to be made effective in accordance with Article Ten of the Old Notes Indenture); and

•
certain provisions in the Certificate of Designations, Preferences and Rights of the Series A Participating Perpetual Preferred Stock of New Millennium (to be made effective pursuant to Section 6 of the Certificate of Designations).

Holders of Old Notes who desire to participate in the Offer must tender their Old Notes and deliver their Consents to the Proposed Amendments prior to 5:00 P.M., New York City time, on the Expiration Date. No holder of Old Notes may participate in the Offer without consenting to the Proposed Amendments (including, in respect to all Series A Shares held by the holder, to the Proposed Amendments to the Certificate of Designations, as described in the Exchange Offer and Consent Solicitation) and the termination of the Security Document and release of the pledged capital stock of New Millennium’s two subsidiaries. Such consent may be delivered either affirmatively or in the form of a deemed Consent implied by the tender of Old Notes for exchange in the Offer. The Proposed Amendments, if approved, will be contained and reflected in the Supplemental Indenture and in an Amended and Restated Certificate of Designations. The termination of the Security Document and related matters will be effected through a written instrument terminating such document executed by the parties to the Security Document.

If the Proposed Amendments become effective, provisions substantially in the form of the underlined clauses below will be added to the Old Notes Indenture and the Certificate of Designations and the provisions set forth in the form of italicized clauses below will be deleted from the Old Notes Indenture and the Certificate of Designations. The Proposed Amendments also would delete those definitions from the Old Notes Indenture that are used only in provisions that are eliminated as a result of the Proposed Amendments, and cross-references to provisions in the Old Notes Indenture that have been deleted as a result of the Proposed Amendments will be revised to reflect such deletions.

The provisions of the Old Notes Indenture and the Certificate of Designations reprinted below, are qualified in their entirety by reference to the Old Notes Indenture and the Certificate of Designations. Capitalized terms that are used but not otherwise defined in this Annex I have the same meanings as set forth in the Old Notes Indenture or the Certificate of Designations, as the case may be.

I.	If the Proposed Amendments become effective, the following sections of the Old Notes Indenture will be eliminated:

SECTION 4.2    Offices for Payments, etc.

[delete: Presentations, surrenders, notices and demands may be made or served at the Corporate Trust Office of the Trustee as specified in Section 13.4 hereof.

The Company may also from time to time designate one or more other offices or agencies where the Securities may be presented or surrendered for any or all such purposes and may from time to time rescind such designations or change the location of such office or agency. The Company will give prompt written notice to the Trustee of any such designation or rescission and of any change in the location of any such other office or agency.]

SECTION 4.8    Payment of Taxes and Other Claims.

[delete: The Company will pay or discharge or cause to be paid or discharged, before the same shall become delinquent, (a) all taxes, assessments and governmental charges levied or imposed upon the Company or any Subsidiary or upon the income, profits or property of the Company or any Subsidiary, and (b) all lawful claims for labor, materials and supplies that, if unpaid, might by law become a Lien (other than a Permitted Lien) upon the property of the Company, or any Subsidiary; provided, however, that the Company shall not be required to pay or discharge or cause to be paid or discharged any such tax, assessment, charge or claim the amount, applicability or validity of which is being contested in good faith by appropriate proceedings and with respect to which an adequate reserve has been established by the Company to the extent required by GAAP.]

SECTION 4.9    Maintenance of Properties.

[delete: The Company shall, and shall cause each of its Subsidiaries to, maintain in appropriate condition each of its principal properties which in the judgment of management is essential to the business operations of the Company and its Subsidiaries taken as a whole and the loss of which would have a material adverse effect on the financial condition of the Company and its Subsidiaries taken as a whole; provided, however, that nothing in this Section shall prevent the Company or any Subsidiary from selling, abandoning or otherwise disposing of any such properties if such sale, abandonment or other disposition is, in the good faith judgment of the Company or such Subsidiary, as the case may be, desirable in the conduct of its respective business and not disadvantageous in any material respect to the Holders.]

SECTION 4.10    Maintenance of Insurance.

[delete: The Company will insure and keep insured, and will cause each Subsidiary to insure and keep insured (either in the name of the Company or in such Subsidiary’s own name), with reputable third party insurance companies, each of their respective properties, to such an extent and against such risks, and will maintain liability insurance and insurance coverage against other business risks, to the extent that property of a similar character is usually so insured by companies engaged in a similar business and owning similar properties in accordance with good business practice.]

SECTION 4.11    Compliance with Laws.

[delete: The Company shall comply, and shall cause each of its Subsidiaries to comply, with all applicable statutes, rules, regulations, orders and restrictions of the United States of America, all states and municipalities thereof, and of any governmental department, commission, board, regulatory authority, bureau, agency and instrumentality of the foregoing, in respect of the conduct of their respective businesses and the ownership of their respective properties.]

SECTION 4.13    Limitation on Issuances and Dispositions of Capital of Subsidiaries.

[delete: The Company (a) shall not, and shall not permit any Subsidiary to, transfer, convey, sell, pledge, encumber or otherwise dispose of any Capital of a Subsidiary, or securities convertible or exchangeable into, or options, warrants, rights or any other interest with respect to, Capital of a Subsidiary to any Person (other than the Company or a Wholly Owned Subsidiary) and (b) shall not permit any Subsidiary to issue any of its Capital (other than directors’ qualifying shares), or securities convertible or exchangeable into, or options, warrants, rights or any other interest with respect to, its Capital to any Person other than to the Company or a Wholly Owned Subsidiary.]

SECTION 4.14    Limitation on Restricted Payments.

[delete: (a) Except as otherwise provided in this Section 4.14, the Company shall not, and shall not permit any Subsidiary to, directly or indirectly:

(i)  declare or pay any dividends on or make any distributions of cash, securities or other property or assets in respect of the Capital of the Company (other than dividends or distributions payable solely in shares of Capital (other than Disqualified Capital) or in options, warrants, or other rights to purchase Capital (other than Disqualified Capital)) to holders of Capital of the Company; (other than (x) in the case of the Company, dividends or distributions payable solely in Capital of the Company (other than Disqualified Capital) or options, warrants or other rights to acquire Capital of the Company (other than Disqualified Capital, and (y) any dividends, distributions or other payments in respect of any Capital made by any Subsidiary to the Company or a Wholly Owned Subsidiary);

(ii)  purchase, redeem or otherwise acquire or retire for value (other than through the issuance solely of Capital (other than Disqualified Capital) or options, warrants or other rights to purchase Capital (other than Disqualified Capital)) any Capital or warrants, rights (other than exchangeable or convertible Indebtedness of the Company not prohibited under clause (iii) below) or options to acquire Capital of the Company, either directly or indirectly;

(iii)  redeem, repurchase, defease (including, but not limited to, in substance or legal defeasance), or otherwise acquire or retire for value (other than through the issuance solely of Capital (other than Disqualified Capital))(collectively, a “prepayment”), directly or indirectly (including by way of amendment of the terms of any Indebtedness in connection with any retirement or acquisition of such Indebtedness), other than at any scheduled maturity thereof or by any scheduled repayment or scheduled sinking fund payment, any Indebtedness of the Company which is subordinated in right of payment to the Securities or which matures after the maturity date of the securities (except out of the proceeds of Refinancing Indebtedness); or

(iv)  make any Investment other than a Permitted Investment

if, at the time of such transaction described in clause (i), (ii), (iii) or (iv) (such transactions being hereinafter collectively referred to as “Restricted Payments”) or after giving effect thereto, any of (x) a Default or an Event of Default shall have occurred and be continuing or occurs as a consequence thereof or (y) the aggregate amount expended by the Company and its Subsidiaries for all Restricted Payments (the amount of any Restricted Payment if other than cash to be the Fair Market Value of the property included in such payment) from and after the Closing Date shall equal or exceed the sum of (A) 50% of the aggregate Adjusted Consolidated Net Income (or if such Adjusted Consolidated Net Income is a loss, minus 100% of such loss) of the Company and its Subsidiaries for the period from the first day of the first quarter ended subsequent to the Closing Date and through the last day of the most recently completed quarter immediately preceding the quarter in which the Restricted Payment occurs, calculated on a cumulative basis as if such period were a single accounting period; (B) the aggregate net proceeds received by the Company after the Closing Date (including the Fair Market Value of non-cash proceeds) from any Person other than a Subsidiary, as a result of the issuance of (or contribution to capital on) Capital of the Company (other than any Disqualified Capital) or warrants, rights or options to acquire Capital (other than any Disqualified Capital); (C) the aggregate net proceeds received by the Company after the Closing Date from any Person other than a Subsidiary as a result of the issuance of Capital (other than Disqualified Capital) upon conversion or exchange of Indebtedness or upon exercise of options, warrants or other rights to acquire such Capital and (D) $1,000,000 or (z) the Company cannot, at the time of such Restricted Payment and after giving effect thereto as if such Restricted Payment had been made at the beginning of the applicable Reference Period, incur at least $1.00 of additional Indebtedness under Section 4.20. For purposes of any calculation that is required to be made in respect of, or after, the declaration of a dividend by the Company, such dividend shall be deemed to be paid at the date of declaration and shall be included in determining the aggregate amount of Restricted Payments.

For the purposes of this Section 4.14, the net proceeds from the issuance of Capital of the Company upon conversion of debt securities shall be deemed to be an amount equal to the net book value of such debt securities (plus the additional amount required to be paid upon such conversion, if any), less any cash payment on account of fractional shares; the “net book value” of a security shall be the net amount received by the Company on the issuance of such security, as adjusted on the books of the Company to the date of conversion.

(b)  Notwithstanding the foregoing, if no Default or Event of Default shall have occurred or be continuing at the time or as a result thereof, the provisions of this Section 4.14 shall not prohibit (i) the payment of any dividend in respect of the Company’s Capital within 60 days after the date of declaration thereof, if at such date of declaration such payment complied with the provisions hereof; (ii) the purchase, redemption or other acquisition or retirement for value of any shares of the Company’s Capital or the prepayment of any Indebtedness of the Company which is subordinated in right of payment to the Securities or which matures after the maturity date of the Securities by any exchange for, or out of and to the extent the Company has received cash proceeds from the substantially concurrent sale or issuance (other than to a Subsidiary) of, shares of Capital (other than any Disqualified Capital) of the Company or warrants, rights or options to acquire Capital (other than any Disqualified Capital); or (iii) the purchase or redemption of shares of Capital of the Company (including options on any such shares or related stock appreciation rights or similar securities) held by officers or employees of the Company, or its Subsidiaries (or their estates or beneficiaries under their estates) upon death, disability, retirement, termination of employment of any such Person pursuant to the terms of any Plan or any other agreement under which shares of stock or related rights were issued; provided that the aggregate amount of such purchases or redemptions of such Capital shall not exceed $1,000,000 in any one fiscal year of the Company. For purposes of determining the aggregate amount of Restricted Payments permitted under clause (y) of Section 4.14(a), all amounts expended pursuant to clauses (i) (to the extent deemed to have been paid and already included in determining the aggregate amount of Restricted Payments pursuant to clause (y) of Section 4.14(a)), clause (ii) and clause (iii) of this paragraph shall be excluded.

Prior to making any Restricted Payment under this Section, the Company shall deliver to the Trustee an Officers’ Certificate setting forth the computation by which the amount available for Restricted Payments was determined. The Trustee shall have no duty or responsibility to determine the accuracy or correctness of this computation or that the provisions of this Section have been satisfied and shall be fully protected in relying on such Officers’ Certificate.]

SECTION 4.15    Limitation on Transactions With Affiliates.

[delete: (a) Neither the Company nor any Subsidiary of the Company shall, directly or indirectly (i) make any loan, advance, guarantee or capital contribution to, or for the benefit of (ii) sell, lease, transfer or otherwise dispose of any of its properties or assets, or issue securities to, or for the benefit of, (iii) purchase or lease any property, assets or securities from, (iv) make any Investment in, or (v) enter into, suffer to exist or amend any contract, agreement or understanding with or for the benefit of, an Affiliate or holder of 5% or more of any class of Capital (and any Affiliate of such holder) of the Company or any of its Subsidiaries (each, an “Affiliate Transaction”), other than (x) Affiliate Transactions permitted under Section 4.15(b) and (y) Affiliate Transactions (including lease transactions) which are on fair and reasonable terms no less favorable to the Company or such Subsidiary, as the case may be, than those as might reasonably have been obtained on an arm’s length basis at such time from an unaffiliated party; provided that if an Affiliate Transaction or series of related Affiliate Transactions involves or has a value in excess of $10,000,000 the Company or such Subsidiary, as the case may be, shall not enter into such Affiliate Transaction or series of related Affiliate Transactions unless a majority of the disinterested members of the Board of Directors of the Company or such Subsidiary shall reasonably and in good faith determine that such Affiliate Transaction is fair to the Company or such Subsidiary, as the case may be, or is on terms no less favorable to the Company or such Subsidiary, as the case may be, than those as might reasonably been obtainable at such time from an unaffiliated party and shall have adopted a Board Resolution to such effect; provided, further that the Company shall not, and shall not permit any of its Subsidiaries to, enter into an Affiliate Transaction or series of related Affiliate Transactions involving or having a value in excess of $25,000,000 unless the Company has delivered to the Trustee (i) an opinion of an Independent Financial Advisor to the effect that the transaction is fair to the Company or the relevant Subsidiary, as the case may be, from a financial point of view and (ii) if such Affiliate Transaction involves the purchase or sale of real estate, an appraisal from a nationally recognized MAI certified real estate appraisal firm that indicates a Fair Market Value at least equal to the aggregate payments made or received by the Company or its Subsidiary in connection with the Affiliate Transaction.

(b)  The provisions of Section 4.15(a) shall not apply to (i) any agreement as in effect as of the Closing Date, or any amendment thereto so long as any such amendment is not disadvantageous to the Holders in any material respect or any transaction contemplated thereby (including pursuant to any amendment thereto); (ii) any transaction between the Company and any Wholly Owned Subsidiary or between Wholly Owned Subsidiaries, provided such transactions are not otherwise prohibited by this Indenture; (iii) reasonable and customary fees and compensation paid to, and indemnity provided on behalf of, officers, managers, directors, employees or consultants of the Company or any Subsidiary, as determined by the Board of Directors of the Company or such Subsidiary or the senior management thereof in good faith; (iv) Capital issuances to members of the Board of Directors, officers and employees of the Company and its Subsidiaries pursuant to plans approved by the Board of Directors of the Company, or (v) any Restricted Payments not prohibited by Section 4.14.]

SECTION 4.17    Limitation on Payment Restrictions Affecting Subsidiaries.

[delete: The Company shall not, and shall not permit any Subsidiary to, create, assume or otherwise cause or suffer to exist or become effective any Payment Restriction or consensual encumbrance with respect to any Subsidiary thereof to (a) pay dividends or make any other distributions on such Subsidiary’s Capital or any other interest or participation in, or measured by, its profits, owned by the Company or any of its other Subsidiaries or pay interest on or principal of any Indebtedness owed to the Company or any of its other Subsidiaries; (b) make any loans or advances to the Company or any other Subsidiary; or (c) transfer any of its properties or assets to the Company or any other Subsidiary except (i) restrictions imposed by applicable law; (ii) any restrictions existing under this Indenture; (iii) restrictions imposed under the Working Capital Line and (iv) encumbrances or restrictions contained in any agreement or instrument (A) relating to any property acquired or leased by the Company or any of its Subsidiaries after the Closing Date; provided, however, that such encumbrance or restriction relates only to the property which is acquired or leased; (B) relating to any Indebtedness of any Subsidiary at the date of acquisition of such Subsidiary by the Company or any Subsidiary of the Company, provided, further, however, that such Indebtedness was not incurred in connection with, or in contemplation of, such acquisition (the Company being entitled to rely upon a certificate of such Subsidiary as to whether such Indebtedness was incurred in contemplation thereof); (C) arising pursuant to an agreement effecting a refinancing of Indebtedness issued pursuant to an agreement referred to in the foregoing clause (A) and clause (B), so long as the encumbrances and restrictions contained in any such refinancing agreement are no more restrictive than the encumbrances and restrictions contained in such agreements; (D) which constitute customary provisions restricting subletting or assignment of any lease of the Company or any Subsidiary or provisions in agreements that restrict the assignment of such agreement or any rights thereunder; and (E) which constitute restrictions on the sale or other disposition of any property securing Indebtedness as a result of a lien on such property.]

SECTION 4.18    Limitation on Investments.

[delete: The Company shall not, and shall not permit any Subsidiary to make any Investment other than (a) Investments consisting of non-cash proceeds from Asset Sales as contemplated by Section 4.16 of this Indenture; (b) Investments consisting of Cash Equivalents; (c) accounts receivable if credited or acquired in the ordinary course of business and payable or dischargeable in accordance with customary trade terms; (d) payroll advances and advances for business and travel expenses in the ordinary course of business; (e) investments by the Company in its Wholly Owned Subsidiaries in the ordinary course of business; (f) Investments by any Wholly Owned Subsidiary in the Company or in another Wholly Owned Subsidiary; (g) Investments by the Company for the purpose of acquiring businesses reasonably related to the business of the Company, in an aggregate amount not exceeding $10,000,000 in any fiscal year of the Company; (h) Investments made by way of any endorsement of negotiable instruments received by the Company or any Subsidiary in the ordinary course of its business and presented by it to any bank for collection or deposit; (i) stock, obligations or securities received in settlement of debts created in the ordinary course of business owing to the Company or any Subsidiary; (j) Investments for the purpose of acquiring Real Properties permitted to be acquired under Section 4.24 so long as any such Investment shall be secured by the Real Property so acquired; (k) Investments in Joint Ventures and Subsidiaries which have been approved by the Board of Directors, (as evidenced by a Board Resolution) up to a maximum aggregate amount of $10,000,000; (l) in addition to any other permitted investments, any other Investments by the Company in an aggregate amount not exceeding $5,000,000 at any time (collectively, the “Permitted Investments”).]

SECTION 4.19    Waiver of Stay, Extension or Usury Laws.

[delete: The Company covenants (to the extent that it may lawfully do so) that it will not at any time insist upon, plead, or in any manner whatsoever claim or take the benefit or advantage of, any stay, extension law or any usury law or other law that would prohibit or forgive the Company from paying all or any portion of the principal of, premium, if any, or interest on the Securities as contemplated herein, wherever enacted, now or at any time hereafter in force, or that may affect the covenants or the performance of this Indenture; and (to the extent that it may lawfully do so) the Company hereby expressly waives all benefit or advantage of any such law and covenants that it will not hinder, delay or impede the execution of any power herein granted to the Trustee, but will suffer and permit the execution of every such power as though no such law had been enacted.]

SECTION 4.20    Limitation on Incurrence of Indebtedness.

[delete: (a)  Except as otherwise set forth in this Section 4.20, the Company shall not and shall not permit any of its Subsidiaries to, directly or indirectly, create, incur, issue, assume, guaranty or otherwise become directly or indirectly liable with respect to, including as a result of an acquisition, merger or consolidation, extend the maturity of, or otherwise become responsible for, contingently or otherwise (collectively, “incur”) any Indebtedness or any Disqualified Capital from and after the Closing Date.

(b)  Notwithstanding Section 4.20(c) and in addition to Indebtedness and Disqualified Capital permitted to be incurred under Section 4.20(c), the Company or any Subsidiary may incur Indebtedness or Disqualified Capital if, and to the extent that, (i) no Default or Event of Default shall have occurred and be continuing at the time or as a consequence of the incurrence of such Indebtedness and (ii) on the date of such incurrence (the “Incurrence Date”), the Consolidated Coverage Ratio of the Company for the Reference Period immediately preceding the Incurrence Date, after giving effect on a pro forma basis to such incurrence of such Indebtedness or Disqualified Capital is greater than 2.0 to 1.0.

(c)  Notwithstanding Section 4.20(b) and in addition to Indebtedness and Disqualified Capital permitted to be incurred under Section 4.20(b), the Company and its Subsidiaries may incur the following Indebtedness: (i) Indebtedness evidenced by the Securities and the Guarantees; (ii) Existing Indebtedness; (iii) non-recourse Indebtedness incurred in the ordinary course of business for Purchase Money Obligations; (iv) Indebtedness in respect of performance, completion, payment, guarantee, surety and similar bonds, banker’s acceptances or letters of credit provided by the Company in the ordinary course of business;(v) Indebtedness under any Working Capital Line in an amount at any one time not to exceed $40,000,000; (vi) Permitted Construction Financing in an amount at any one time not to exceed $80,000,000, (vii) Refinancing Indebtedness; and (vii) Indebtedness in connection with the acquisition of the Real Property subject to the Village Properties Option; provided, that to the extent any Indebtedness permitted pursuant to clause (ii), (v) or (vii) of this paragraph is repaid with the proceeds from Asset Sales in accordance with the procedures described in Section 4.16, such Indebtedness may not be reincurred.]

SECTION 4.21    Additional Subsidiary Guarantors.

[delete: The Company shall cause each of its current Subsidiaries to execute the Guaranty and any other Subsidiary created or acquired after the Closing Date (each, an “Additional Guarantor”) to execute a guaranty providing that such Additional Guarantor guarantees the obligations of the Company in accordance with the terms of the Guarantees and that all terms of the Guarantees applying to the current Subsidiaries shall apply with the same effect to such Additional Guarantor(s), and to deliver copies of the Guaranty to the Trustee.]

SECTION 4.22    Limitation of Liens.

[delete: The Company shall not, and shall not permit any of its Subsidiaries to, create, incur or assume any Lien upon any of their respective properties or assets (including assets acquired after the date of this Indenture), except for Permitted Liens. This Section 4.22 does not authorize the incurrence of any Indebtedness not otherwise permitted by Section 4.20.]

SECTION 4.23    Payments for Consent.

[delete: The Company shall not, and shall not permit any of its Subsidiaries to, directly or indirectly, pay or cause to be paid any consideration, whether by way of interest, fee or otherwise, to any Holder for or as an inducement to any consent, waiver or amendment of any of the terms or provisions of the Indenture or the Securities unless such consideration is offered to be paid or agreed to be paid to all Holders that consent, waive or agree to amend in the time frame set forth in the solicitation documents relating to such consent, waiver or amendment.]

SECTION 4.24    Real Property Acquisitions.

[delete: The Company shall not, and the Company shall not permit any of its Subsidiaries to, acquire or enter into any commitment to acquire any additional Real Property; provided, however, that, subject to the provisions of Section 4.18, the Company and its Subsidiaries may acquire the following Real Property:

(a)  any Real Property, including Real Property subject to the Village Properties Option, so long as such Real Property is purchased at no more than its Appraised Value; and

(b)  Real Property previously owned by the Company or any of its Subsidiaries that has been sold and which is encumbered by a purchase money mortgage in favor of the Company or any of its Subsidiaries that is in default.]

SECTION 4.25    Maintenance and Alterations.

[delete: The Company and the Subsidiaries shall preserve and maintain the Real Property in good order, repair and condition, damage from casualty or condemnation, which condemnation could have a material adverse affect on its business operations or financial condition, and shall not permit or commit waste on the Real Property and shall cause each and every part of the Real Property to comply in all material respects with all applicable Federal, state and local laws and governmental regulations, and any lawful private restrictions or other requirements or provisions relating to the development, operation, maintenance or use of the Real Property, including, without limitation, the terms and provisions of any mortgages or other agreements or instruments constituting Permitted Liens.]

SECTION 4.26    Certain Environmental Matters.

[delete: The Company and the Subsidiaries shall (i) strictly comply with all applicable requirements of any Environmental Law; (ii) provide the Trustee with written notice immediately upon obtaining knowledge of: (a)

any potential or known release, or threat of release, of any Hazardous Substances or oil at or from the Real Properties or upon receiving notice from any Federal, state or other environmental agency or authority in connection with the foregoing matters, including the assessment, containment or removal of any Hazardous Substance from its properties; or (b) and any non-compliance with or challenge to any zoning requirement, applicable license or permit, or any other Environmental Law.]

SECTION 6.1    Merger or Consolidation.

[delete: The Company shall not, and shall not permit any of its Subsidiaries to, consolidate with or merge into any other Person or convey, lease, transfer or otherwise dispose of all or substantially all of its assets whether in a single transaction or a series of related transactions to any Person or group of Persons (within the meaning of Section 13(d)(3) of the Exchange Act), unless:

(a)  if the transaction involves the Company or a Subsidiary, either (i) the Company or such Subsidiary, as the case may be, is the continuing entity, and in the case of a Subsidiary, (x) such Subsidiary remains a Subsidiary of the Company and (y) the Guarantees remain in full force and effect and the rights of the Holders thereunder and under this Indenture and the other Applicable Documents are not to be adversely affected as a result thereof, or (ii) the corporation or other entity formed by such consolidation or into which the Company or the Subsidiary, as the case may be, is merged or the Person that acquires by conveyance, lease or transfer the properties and assets of the Company or the Subsidiary, as the case may be, substantially as an entirety shall be a corporation or other legal entity organized and existing under the laws of the United States of America or any State or the District of Columbia, and shall expressly assume, by an indenture supplemental hereto (or in the case of a Subsidiary, by becoming a Guarantor either by operation of law or by executing a Guaranty Agreement), executed and delivered to the Trustee, in form satisfactory to the Trustee, the Company’s obligation for the due and punctual payment of the principal of and interest on all the Securities according to their tenor and the performance of every covenant of this Indenture on the part of the Company to be performed or observed or the Subsidiary’s obligations in connection with the Guarantees, as applicable, and the rights of the Holders under the Securities are not adversely affected as a result thereof;

(b)  immediately before and after giving effect to such transaction, no Event of Default, and no event that, after notice or lapse of time, or both, would become an Event of Default, shall have happened and be continuing;

(c)  other than in the case of a transaction between the Company and a Wholly Owned Subsidiary or between Wholly Owned Subsidiaries of the Company, immediately after giving effect to such transaction and the use of any net proceeds therefrom on a pro forma basis, the Consolidated Net Worth of the consolidated surviving or transferee entity is at least equal to the Consolidated Net Worth of the Company or such Subsidiary, as the case may be, immediately prior to such transaction;

(d)  other than in the case of a transaction solely between the Company and any Wholly Owned Subsidiary or between Wholly Owned Subsidiaries of the Company or a Corporate Reorganization, the consolidated surviving or transferee entity would, immediately after giving effect to such transaction on a pro forma basis, be permitted to incur at least one dollar ($1.00) of additional Indebtedness pursuant to Section 4.20; and

(e)  the Company has delivered to the Trustee an Officers’ Certificate and an Opinion of Counsel each stating that such consolidation, merger, conveyance, lease or transfer and such supplemental indenture, if applicable, comply with this Article and that all conditions precedent herein provided for relating to such transaction have been complied with.]

[delete: ARTICLE TWELVE

THE SECURITY

Section 12.1    Security.

(a)  In order to secure the due and punctual payment of the principal of and premium, if any, on the Securities when and as the same shall be due and payable whether on any scheduled payment date, at maturity, by acceleration, purchase, repurchase, redemption or otherwise, and interest on the overdue principal of, if any, the Securities and the performance of all other obligations of the Company to the Holders or the Trustee under this Indenture and the Securities, the Company has simultaneously with the execution of this Indenture entered into the Pledge Agreement pursuant to which the Company has pledged and assigned to the Trustee, for the benefit of the Holders, all of its right, title and interest in and to the Pledged Collateral on a non-recourse basis. Each Holder, by accepting a Security, agrees to all of the terms and provisions of the Pledge Agreement, as the same may be amended from time to time pursuant to the provisions thereof and of this Indenture.

(b)  At the time this Indenture and the Pledge Agreement are executed, the Company will have full right, power and lawful authority to grant, convey, hypothecate, assign, mortgage and pledge the property constituting the Pledged Collateral, in the manner and form done, or intended to be done, in this Indenture and the Security Documents, free and clear of all Liens whatsoever, except the Liens created by this Indenture and the Security Documents and except to the extent otherwise provided therein and herein, and the Company covenants and agrees to (i) forever warrant and defend the title to the same against the claims of all Persons whatsoever, (ii) execute, acknowledge and deliver to the Trustee such further assignments, transfers, assurances or other instruments as the Trustee may reasonably require or request, and (iii) do or cause to be done all such acts and things as may be necessary or proper, or as may be reasonably required by the Trustee, to assure and confirm to the Trustee the security interests in the Pledged Collateral contemplated hereby and by the Pledge Agreement, or any part thereof, as from time to time constituted, so as to render the same available for the security and benefit of this Indenture and of the Securities secured hereby, according to the intent and purposes herein expressed. This Indenture and the Pledge Agreement will create in favor of the Trustee for the benefit of the Holders a direct and valid first priority Lien, the (“Securityholder Lien”) on the property constituting the Pledged Collateral, whether now owned or hereafter acquired, as set forth herein and therein.

Section 12.2    Recording, etc.

The Company will, at its own expense, register, record and file or rerecord, refile and renew the Pledge Agreement, this Indenture and all amendments or supplements thereto in such manner and in such place or places, if any as may be required by law in order fully to preserve and protect the Securityholder Lien and the Pledge Agreement and to effectuate and preserve the Securityholder Lien and all rights of the Trustee in the Pledged Collateral. The Company will, at its own expense, register and record and file or rerecord, refile and renew additional security documents in such manner and in such places as may be required by law in order to effectuate and preserve the Securityholder Lien and all rights of the Trustee in the Pledged Collateral.

The Company shall furnish to the Trustee as promptly as possible after qualification of the Indenture: an Opinion of Counsel either (a) stating that, in the opinion of such counsel, this Indenture and the assignment of the Pledged Collateral intended to be made by the Pledge Agreement and all other instruments of further assurance or amendment have been properly recorded, registered and filed to the extent necessary to make effective the Securityholder Lien intended to be created by the Pledge Agreement, or (b) stating that, in the opinion of such counsel, no such action is necessary to make such Securityholder Lien and assignment effective; and each anniversary after qualification of this Indenture under the TIA, an Opinion of Counsel, dated as of such date, either (i) stating that, in the opinion of such counsel, such action has been taken with respect to the recording, registering, filing, rerecording, reregistering and refiling of all supplemental indentures, or other instruments of further assurance as is necessary to maintain the Securityholder Lien of the other Pledge

Agreement, or (ii) stating that, in the opinion of such counsel, no such action is necessary to maintain such Securityholder Lien and assignment.

Section 12.3    Release of Pledged Collateral.

(a)  The Trustee, in its capacity as trustee under the Pledge Agreement, shall not at any time release Pledged Collateral from the security interest created by the Pledge Agreement unless such release is in accordance with the provisions of this Indenture and the Pledge Agreement.

(b)  At any time when an Event of Default shall have occurred and be continuing, no release of Pledged Collateral pursuant to the provisions of this Indenture and the Pledge Agreement shall be effective as against the Holders of the Securities.

(c)  The release of any Pledged Collateral from the terms of the Pledge Agreement shall not be deemed to impair the security under this Indenture in contravention of the provisions hereof if and to the extent the Pledged Collateral is released pursuant to this Indenture and the Pledge Agreement.

Section 12.4    Satisfaction and Discharge; Defeasance.

The Company shall be entitled to obtain a full release of all of the Pledged Collateral from the Liens of the Pledge Agreement upon compliance with the conditions precedent set forth in Article Eleven for satisfaction and discharge of this Indenture. Upon delivery by the Company to the Trustee of an Officers’ Certificate and an Opinion of Counsel, each to the effect that such conditions precedent have been complied with, the Trustee shall forthwith take all necessary action (at the request of and the expense of the Company) to release and reconvey to the Company all of the Pledged Collateral, and shall deliver such Pledged Collateral in its possession to the Company including, without limitation; the execution and delivery of releases and satisfactions wherever required (in such form as provided to the Trustee).

Section 12.5    Authorization of Actions to be Taken by the Trustee under the Pledge Agreement.

Subject to the provisions of the Pledge Agreement, (a) the Trustee may, in its sole discretion and without the consent of the Holders, take all actions it deems necessary or appropriate in order to (i) enforce any of the terms of the Pledge Agreement and (ii) collect and receive any and all amounts payable in respect of the obligations of the Company hereunder and (b) the Trustee shall have power to institute and to maintain such suits and proceedings as it may deem expedient to prevent any impairment of the Pledged Collateral by any act that may be unlawful or in violation of the Pledge Agreement or this Indenture, and such suits and proceedings as the Trustee may deem expedient to preserve or protect its interests and the interests of the Holders in the Pledged Collateral (including the power to institute and maintain suits or proceedings to restrain the enforcement of or compliance with any legislative or other governmental enactment, rule or order that may be unconstitutional or otherwise invalid if the enforcement of, or compliance with, such enactment, rule or order would impair the security interest thereunder or be prejudicial to the interests of the Holders or of the Trustee.)

Section 12.6    Authorization of Receipt of Funds by the Trustee under the Pledge Agreement.

The Trustee is authorized to receive any funds for the benefit of the Holders distributed under the Pledge Agreement, and to make further distributions of such funds to the Holders in accordance with the provisions of this Indenture.

Section 12.7    No Real Property Security.

For so long as there remains outstanding any amounts under the Working Capital Line, neither the Notes nor the Guarantees shall be secured by any collateral consisting of Real Property owned now or in the future by any of the Company or the Guarantors, or their respective successors and assigns.]

II.	If the Proposed Amendments become effective, the following sections of the Old Notes Indenture and the Certificate of Designations will be amended as indicated:

A.	From the Old Notes Indenture:

SECTION 4.5    Compliance Certificate [delete:; Notices of Default]

[delete: (a)  The Company will furnish to the Trustee within 120 days after the end of each fiscal year an Officers’ Certificate stating that (i) a review of the activities of the Company and its Subsidiaries during the preceding fiscal year has been made to determine whether the Company has kept, observed, performed and fulfilled all of its obligations under this Indenture and the Securities, (ii) such review was supervised by the Officers of the Company signing such certificate, and (iii) that to the actual knowledge of each Officer signing such certificate, (A) during such year the Company has kept, observed, performed and fulfilled each and every covenant contained in this Indenture and is not in default in the performance or observance of any of the terms, provisions and conditions of this Indenture (or, if a Default or Event of Default has occurred, describing all such Defaults or Events of Default of which each such Officer may have knowledge and what action the Company has taken or proposes to take with respect thereto), and (B) no event has occurred and remains in existence by reason of which payments on account of the principal of, premium (if any) or interest on, the Securities are prohibited or if such event has occurred, a description of the event and what action the Company is taking or proposes to take with respect thereto. The Company will deliver within 120 days after the end of each fiscal year a statement from the Company’s independent accountants that nothing has come to their attention that would lead them to believe that the Company has violated any provision of this Indenture.

(b)  The Company will, so long as any of the Securities are outstanding, deliver to the Trustee, promptly after any Officer of the Company becomes aware of (i) any Default or Event of Default, or (ii) any default or event of default under any issue of Indebtedness that could result in an Event of Default under Section 7.1, an Officers’ Certificate specifying such Default, Event of Default or default and what action the Company is taking or proposes to take with respect thereto.]

[add: (a)  So long as any Securities remain outstanding, the Company shall within 120 days after the end of each fiscal year furnish to the Trustee a brief Officers’ Certificate as to the Company’s compliance with all conditions and covenants under the Indenture, as and to the extent required by TIA §314(a)(4).]

SECTION 4.6    Reports.

[delete: (b)  So long as any of the Securities remain outstanding, the Company shall cause any annual and any quarterly or other financial reports furnished by it to holders of the Company’s Capital, to be filed with the Trustee and mailed to the Holders at their addresses appearing in the register. If the Company is not required to furnish annual or quarterly reports to the holders of its Capital pursuant to the Exchange Act, the Company shall cause its consolidated financial statements, including any notes thereto (and, in the case of a fiscal year end, an auditors’ report by an accounting firm of nationally established reputation), and a statement from management discussing any material developments regarding the Company during the period reported on, to be so filed with the Trustee and mailed to the Holders at their addresses appearing in the register within 105 days after the end of each fiscal year and within 60 days after the end of each of the Company’s first three fiscal quarters in each fiscal year.

(c)  The Trustee shall receive the reports, information and documents described in paragraphs (a) and (b) above, for the purpose of providing copies of the same to Holders upon their written request and at their expense, but shall not be responsible for reviewing or analyzing the same to ascertain any non-compliance by the Company with its obligations under this Indenture and the Securities.]

Section 4.16    Limitation on Asset Sales.

Neither the Company nor any of its Subsidiaries shall consummate any Asset Sale unless [delete: (a) such Asset Sale is for at least Fair Market Value, (b) at least 60% of the consideration therefrom received by the Company or such Subsidiary is in the form of cash or Cash Equivalents, (c) no Default or Event of Default shall have occurred or be continuing, and (d)] the Company or such Subsidiary shall apply the Net Cash Proceeds of such Asset Sale as follows:

(i)  [delete: (x) to permanently repay any Indebtedness secured by a Lien on the Pledged Collateral subject to such Asset Sale or a portion thereof (including a permanent reduction in committed amounts therefor in the case of the Working Capital Line so repaid) within 180 days of such Asset Sale or (y)] to reinvest in other Real Property, in each case if the Company or any Subsidiary, as the case may be, shall have committed in writing within [delete: 180] [add: 365] days of such Asset Sale to so reinvest such Net Cash Proceeds and so reinvested such Net Cash Proceeds within [delete: 360][add: 545] days of such Asset Sale; and

(ii)  with respect to any Net Cash Proceeds remaining after application pursuant to the preceding paragraph (i) (the “Excess Proceeds”), the Company shall make an offer to purchase (the “Excess Proceeds Offer”) from all Holders a principal amount (expressed as an integral multiple of $1,000) of Securities equal to the amount of the Excess Proceeds at a purchase price equal to 100% of the principal amount thereof, (“Excess Proceeds Payment”). If at any time any non-cash consideration received by either the Company or any Subsidiary, as the case may be, in connection with any Asset Sale is converted into or sold or otherwise disposed of for cash, then such conversion or disposition shall be deemed to constitute an Asset Sale hereunder and the Net Cash Proceeds thereof shall be applied in accordance with this Section 4.16. The Company may defer the Excess Proceeds Offer until there is an aggregate unutilized amount of Excess Proceeds equal to or in excess of $10,000,000 resulting from one or more Asset Sales (at which time, the entire unutilized amount of Excess Proceeds, and not just the amount in excess of $10,000,000, shall be applied as required pursuant to this paragraph).

The Company shall commence an Excess Proceeds Offer by causing the Trustee to mail a notice to each Holder stating: (A) that the Excess Proceeds Offer is being made pursuant to this Section 4.16 and that all Securities validly tendered will be accepted for purchase; provided, however, that if the aggregate purchase price of Securities tendered in an Excess Proceeds Offer exceeds the aggregate amount of the Excess Proceeds required to be applied in such Excess Proceeds Offer, the Company shall select the Securities to be purchased on a pro rata basis (with such adjustments as may be deemed appropriate by the Company so that only Securities in denominations of $1,000 or integral multiples thereof shall be purchased); (B) the purchase price and the purchase date (which shall be a Business Day no earlier than 30 days nor later than 60 days from the date such notice is mailed) (the “Excess Proceeds Purchase Date”); (C) that Holders electing to have a Security purchased pursuant to the Excess Proceeds Offer will be required to surrender the Security, with the form entitled “Option of the Holder to Elect Purchase” on the reverse side of the Security completed, to the Paying Agent at the address specified in the notice prior to the close of business on the Business Day immediately preceding the Excess Proceeds Purchase Date; (D) that each Holder will be entitled to withdraw its election (in whole but not in part) if the Paying Agent receives, not later than the close of business on the third Business Day immediately preceding the Excess Proceeds Purchase Date, a telegram, telex, facsimile transmission or letter setting forth the name of such Holder, the principal amount of Securities delivered for purchase and a statement that such Holder is withdrawing its election to have such Securities purchased; and (E) that Holders whose Securities are being purchased only in part will be issued new Securities equal in aggregate principal amount to the unpurchased portion of the Securities surrendered.

On the Excess Proceeds Purchase Date, the Company shall: (x) accept for purchase on a pro rata basis Securities or portions thereof tendered pursuant to the Excess Proceeds Offer; (y) deposit with the Paying Agent money sufficient to pay the purchase price of all Securities or portions thereof so accepted; and (z) deliver, or cause to be delivered, to the Trustee all Securities or portions thereof so accepted together with an Officers’

Certificate specifying the Securities or portions thereof accepted for purchase by the Company. The Paying Agent shall promptly mail to the Holders of Securities so accepted payment in an amount equal to the purchase price, and the Company shall execute and the Trustee shall promptly authenticate and mail to each such Holder a new Security equal in principal amount to any unpurchased portion of the Security surrendered; provided, however, that each Security purchased and each new Security delivered shall be in a principal amount of $1,000 or an integral multiple thereof. The Company will publicly announce the results of the Excess Proceeds Offer as soon as practicable after the Excess Proceeds Purchase Date. For purposes of this Section 4.16, the Trustee shall act as the Paying Agent.

The Company will comply with Rule 14e-l under the Securities Exchange Act of 1934, as amended, and any other securities laws and regulations thereunder to the extent such laws and regulations are applicable, in the event that such Excess Proceeds are received by the Company as contemplated by this Section 4.16 and the Company is required to repurchase Securities as described above.

SECTION 6.2    Successor Corporation Substituted.

Upon any consolidation or merger by the Company with or into any other corporation, or any conveyance or transfer by the Company of its properties and assets substantially as an entirety to any Person [delete: , in accordance with Section 6. 1], the successor corporation formed by such consolidation or into which the Company is merged or to which such conveyance or transfer is made shall succeed to, and be substituted for, and may exercise every right and power of, the Company under this Indenture with the same effect as if such successor corporation had been named as the Company and in the event of any such conveyance or transfer, the Company, except in the event of a conveyance by way of lease, shall be discharged from all obligations and covenants under this Indenture and the Securities and may be dissolved and liquidated. Such successor corporation may cause to be signed, and may issue either in its own name or in the name of the Company prior to such succession, any or all of the Securities issuable hereunder that theretofore shall not have been signed by the Company and delivered to the Trustee; and, upon the order of such successor corporation, instead of the Company and subject to all the terms, conditions and limitations in this Indenture prescribed, the Trustee shall authenticate and shall deliver any Securities that previously shall have been signed and delivered by the officers of the Company to the Trustee for authentication, and any Securities that such successor corporation thereafter shall, cause to be signed and delivered to the Trustee for that purpose. All the Securities so issued shall in all respects have the same legal rank and benefit under this Indenture as the Securities theretofore or thereafter issued in accordance with the terms of this Indenture as though all of such Securities had been issued at the date of the execution hereof.

In case of any such consolidation, merger, conveyance or transfer, such changes in phrasing and form (but not in substance) may be made in the Securities that may be endorsed thereon, as the case may be, thereafter to be delivered as may be appropriate.]

SECTION 7.1    Event of Default Defined: Acceleration of Maturity: Waiver of Default.

[delete: (c)  there occurs with respect to any issue or issues of Indebtedness of the Company and/or one or more Subsidiaries having an outstanding principal amount of $15,000,000 or more in the aggregate for all such issues of all such Persons, whether such Indebtedness now exists or shall hereafter be created, an event of default that has caused the holder thereof to declare such Indebtedness to be due and payable prior to its Stated Maturity and such Indebtedness has not been discharged in full or such acceleration has not been rescinded or annulled within 30 days of such acceleration;

(d)  any final judgment or order (not covered by insurance) for the payment of money in excess of $15,000,000 in the aggregate for all such final judgments or orders against all such Persons (treating any deductibles, self-insurance or retention as not so covered) shall be rendered against the Company or any Subsidiary and shall not be discharged, and there shall be any period of 60 consecutive days following entry of the final judgment or order that causes the aggregate amount for all such final judgments or orders outstanding against all such Persons to exceed $10,000,000 during which a stay of enforcement of such final judgment or order, by reason of a pending appeal or otherwise, shall not be in effect;

(e)  a court having jurisdiction in the premises enters a decree or order for (i) relief in respect of the Company or any Subsidiary in an involuntary case under any applicable bankruptcy, insolvency or other similar law now or hereafter in effect, (ii) appointment of a receiver, liquidator, assignee, custodian, trustee, sequestrator or similar official of the Company or any Subsidiary or for all or substantially all of the property and assets of the Company or any Subsidiary or (iii) the winding up or liquidation of the affairs of the Company or any Subsidiary and, in each case, such decree or order shall remain unstayed and in effect for a period of 60 consecutive days;

(f)  the Company or any Subsidiary (i) commences a voluntary case under any applicable bankruptcy, insolvency or other similar law now or hereafter in effect, or consents to the entry of an order for relief in an involuntary case under any such law, (ii) consents to the appointment of or taking possession by a receiver, liquidator, assignee, custodian, trustee, sequestrator or similar official of the Company or any Subsidiary or for all or substantially all of the property and assets of the Company or any Subsidiary or (iii) effects any general assignment for the benefit of creditors of the Company or any Subsidiary;

(g)  the Company and/or one or more Subsidiaries fail to make at the final (but not any interim) fixed maturity of one or more issues of Indebtedness a principal payment or principal payments aggregating more than $10,000,000 and all such defaulted payments shall not have been made, waived or extended within 30 days of the payment default that caused the aggregate amount of such defaulted payments to exceed $10,000,000; or

(h)  any of the Applicable Documents shall cease, for any reason, to be in full force and effect in any material respect, except as a result of an amendment, waiver or termination thereof as contemplated or permitted therein.]

SECTION 11.1    Satisfaction and Discharge of Indenture.

[Excerpt from the final subparagraph of Section 11.1(A)]

With respect to the foregoing clause (i), the Company’s obligations under Section 8.6 shall survive. With respect to the foregoing clause (ii), the Company’s obligations in Sections 2.2, 2.3, 2.4, 2.5, 2.6, 4.1, [delete: 4.2,] 4.3, 4.4, 8.6, 8.9, 11.2, 11.4 and 11.5 of this Indenture shall survive until the Securities are no longer outstanding. Thereafter, only the Company’s obligations in Section 8.6 and 11.2 of this Indenture shall survive. After any such irrevocable deposit, the Trustee upon request shall acknowledge in writing the discharge of the Company’s obligations under the Securities and this Indenture with respect to the Securities except for those surviving obligations specified above.

[Excerpt from the penultimate subparagraph of Section 11.1(B)]

Notwithstanding the foregoing clause (a), prior to the end of the 123-day period referenced to in clause (d)(2)(y) above, none of the Company’s obligations under this Indenture shall be discharged. Subsequent to the end of such 123-day period with respect to this Section 11.1, the Company’s obligations in Sections 2.2, 2.3. 2.4, 2.5. 2.6, 4.1, [delete: 4.2,] 4.3, 4.4. 8.6, 8.9, 11.2, 11.4 and 11.5 shall survive until the Securities are no longer outstanding. Thereafter, only the Company’s obligations in Section 8.6 and 11.2 shall survive. If and when a ruling from the Internal Revenue Service or an Opinion of Counsel referred to in Section 11.6(1)(C) is able to be provided specifically without regard to, and not in reliance upon, the continuance of the Company’s obligations under Section 4.1. then the Company’s obligations under such Section 4.1 shall cease upon delivery to the Trustee of such ruling or Opinion of Counsel and compliance with the other conditions precedent provided for herein relating to the defeasance contemplated by this Section 11.1.

B.	From the Certificate of Designations:

1.    Dividends and Distributions.

(a)  No dividends will accrue on or with respect to the Series A Preferred.

(b)  From and after the date that the Zero Coupon Notes due [add: December 31,] 2004 issued by the Company [add: (the “2004 Notes”)] have been paid in full [add: (including, for this purpose, any indebtedness issued in exchange, substitution or refinancing of the 2004 Notes, including, without limitation, the Zero Coupon Notes due December 31, 2007 of the Company and any indebtedness issued in any subsequent or successive exchanges, substitutions or refinancings of such indebtedness)], the Company shall make distributions with respect to the Series A Preferred if and to the extent that the Company has cash in the amount of $20 million or more (the “Excess Cash Amount”) as of June 30 or December 31 of any year, as reflected on the Company’s interim unaudited consolidated balance sheet as of June 30 or its audited consolidated balance sheet as of December 31, within 90 days of the availability to the Company of such balance sheet, until such distributions per share of Series A Preferred, together with any other dividends or distributions per share made with respect to the outstanding Series A Preferred, equal $595.24 per share (subject to adjustment in the event of any stock split or stock combination affecting the Series A Preferred, the “Distribution Preference per Share”). Notwithstanding the foregoing, the Company will not be required to distribute the Excess Cash Amount unless the Excess Cash Amount equals or exceeds $1 million. In the event the Excess Cash Amount for any period is greater than zero but less than $1 million, that Excess Cash Amount shall be carried over and added to the Excess Cash Amounts in each succeeding period until the aggregate of all Excess Cash Amounts equals or exceeds $1 million, at which point the Company shall distribute the aggregate Excess Cash Amount to the holders of the Series A Preferred.

(c)  No dividends or distributions may be paid (including upon the occurrence of any Liquidation Event, as defined in Section C. 2.) with respect to the Common Shares or any other equity securities of the Company unless and until dividends or distributions have been made to the holders of the outstanding Series A Preferred in a per share amount equal to the Distribution Preference per Share. After the holders of the Series A Preferred have received dividends or distributions per each outstanding share (including, without limitation, distributions made in connection with any Liquidation Event) equaling the Distribution Preference per Share, the holders of the Series A Preferred will be entitled to participate as a class in 20% of all dividends or distributions made with respect to the Common Shares or any other equity securities of the Company. Notwithstanding the foregoing, if dividends or distributions equaling the Distribution Preference per Share have not been made with respect to the outstanding shares of the Series A Preferred on or before March 31, 2004, no dividends or distributions may be paid with respect to the Common Shares or any other equity securities of the Company until dividends or distributions have been made to the holders of the Series A Preferred with respect to each outstanding share of Series A Preferred in an amount equal to the Distribution Preference per Share. Thereafter, the holders of the Series A Preferred will be entitled to participate as a class in 90% of all dividends or distributions made with respect to any equity securities of the Company.

III.	If the Proposed Amendments become effective, certain defined terms and other provisions contained in the Old Notes Indenture will be amended, deleted or renumbered as appropriate in light of the deletions and amendments described in Sections I through II above.

ANNEX D

MANAGEMENT AND EXECUTIVE COMPENSATION

Management

The following table sets forth information regarding the directors, executive officers and other key personnel of New Millennium:

Name	Age	Position with New Millennium
Kenneth B. Funsten	50	Director since September 2000
Dale V. Kesler(1)	63	Director since September 1997
Judy K. Mencher	45	Director since September 1997; Co-Chairman of the Board since October 2000
Michael Murr	51	Director since February 2000; Co-Chairman of the Board since October 2000
Charles Yamarone(1)	44	Director since September 1997
Louis J. Malone	63	President and Chief Executive Officer; Director since November 2000
Marika Erdely	44	Chief Financial Officer and Secretary

(1)	Member of the Audit Committee of the Board of Directors of New Millennium.

Kenneth B. Funsten has been a member of our Board of Directors since September 2000. Mr. Funsten is a General Partner of FamCo Value Income Partners, L.P., the President of Funsten Asset Management Company (which is a General Partner of FamCo Value Income Partners, L.P. and serves as the investment advisor to FamCo Offshore LTD) and a Director of FamCo Offshore LTD.

Dale V. Kesler has been a member of our Board of Directors since September 1997. Mr. Kesler was a Partner with Arthur Andersen, Andersen Worldwide when retired April 1996 and had been employed by Arthur Andersen in various capacities since 1974. Mr. Kesler currently serves as a director of Elcor Corp., IMCO Inc., Cellstar Corp., Triad Hospitals, Inc., Resource Services Inc., Snelling & Snelling, and various not for profit organizations.

Judy K. Mencher has been a member of our Board of Directors since September 1997. Ms. Mencher currently is the Principal of DDJ Capital Management, LLC and has been with DDJ Capital Management, Inc. from its inception in 1996 through the present. DDJ Capital Management, LLC specializes in high yield, special situations, debtor in possession, mezzanine financing and distressed investing, and currently manages over $1 billion in assets. Ms. Mencher worked at Fidelity Investments from January 1990 through February 1996. Ms. Mencher currently serves as a member of the Board of Directors of North East Services, Inc. and Smith & Hawken Ltd.

Michael Murr has been a member of our Board of Directors since February 2000. Mr. Murr is a general partner of DayStar Partners, L.P.

Charles Yamarone has been a member of our Board of Directors since September 1997. Mr. Yamarone has served as Executive Vice President of Libra Securities, LLC (an institutional broker-dealer) since January 2002 and Executive President U.S. Bancorp Libra (an institutional broker-dealer and a division of U.S. Bancorp Investments, Inc.) from January 1999 until December 2001. From July 1994 until January 1999, Mr. Yamarone served as Executive Vice President and Research Director of Libra Investments, Inc. Mr. Yamarone currently serves as a director of El Paso Electric Company and Continental Airlines, Inc.

D-1

Louis J. Malone has been our Chief Executive Officer since late February 2002, our President since January 2001 and a Director since November 2000. Mr. Malone was our Chief Operating Officer during calendar year 2001, our Executive Vice President since September 1997, Executive Vice President of Baldwin Builders from June 1995 through February, 1996 and Executive Vice President of Baldwin Builders from June 1996 through September 1997.

Marika Erdely has been our Chief Financial Officer since January 2003 and our Secretary since January 2003. Ms. Erdely was our Corporate Controller from February 2002 until January 2003, and prior to joining us she was a Vice President and Corporate Controller with various manufacturing and services businesses. Ms. Erdely has a Bachelor of Science in Business Economics from U.C. Santa Barbara and a Masters of Business Administration from Pepperdine University.

Executive Compensation

Compensation of Executive Officers

The following table sets forth information concerning the compensation for services in all capacities to us for the fiscal year ended December 31, 2002 of our chief executive officer and the four other most highly compensated executive officers.

Summary Compensation Table

Annual Compensation
Name and principal position	Fiscal Year	Annual Salary ($)		Bonus ($)			Other Compensation (1) ($)
Louis J. Malone	2002		$300,000		$100,000	(2)		$15,000
President, Chief Operating Officer and Chief Executive Officer(3)	2001 2000	$ $	315,000 213,000	$	— 100,000			$15,000 —
Greg R. Petersen Chief Executive Officer(4)	2002 2001 2000	$ $ $	300,000 300,000 281,250	$ $	— 125,000 125,000		$ $ $	2,500 15,000 15,000

(1)	Based on value of car lease and allowance.
(2)	$50,000 has been paid and the balance is payable upon recording a proposed land development loan of $30 million.
(3)	Mr. Malone was President and Chief Operating Officer from January 2001 and became Chief Executive Officer in February 2002.
(4)	Mr. Petersen resigned as Chief Executive Officer effective February 28, 2002 and therefore received only $50,000 in salary in 2002.

Compensation of Directors

Members of our Board of Directors who are not employees are paid an annual fee of $20,000 plus $1,000 for each meeting attended. In addition, they are reimbursed for all necessary expenses of attending the meeting.

Share Incentive Plans and Other Incentive Compensation

We have granted restricted stock awards to our directors and certain of our key employees. The restricted stock awards vest over one to three-year terms. The total number of shares authorized for grants at December 31, 2002 was 1,736,551, all of which had been issued and had vested as of such date.

The Board of Directors approved incentive compensation in January of 2003 providing that Louis J. Malone would be eligible for annual bonus payments based on specified percentages of the amounts repaid to holders of Old Notes (and New Notes, to the extent issued in exchange for Old Notes) during fiscal years 2004 through 2007. In addition, the Board agreed that if the Company sells 40 custom lots by December 31, 2003 generating proceeds of $35 million, Mr. Malone will be entitled to a $75,000 bonus payment.

D-2

ANNEX E

PRINCIPAL SHAREHOLDERS

The following table sets forth information as of December 31, 2002 regarding beneficial ownership of common shares and Series A Participating Perpetual Preferred Shares of New Millennium by:

•	each person known to us to be the beneficial owner of more than 5% of the outstanding common shares or Series A Participating Perpetual Preferred Shares (“Series A Shares”) of New Millennium;

•	each Director of New Millennium; and

•	all directors and officers of New Millennium as a group.

Name and Address of Beneficial Owner	Number of Common Shares	Percent of Common Shares	Number of Series A Shares	Percent of Series A Shares
B III Capital Partners, L.P. 141 Linden Street Wellesley, MA 02482	4,011,613	19.91%	25,250	20.53%

DayStar Partners, L.P. 4111 Theodore Fremd Ave. Rye, NY 10580	5,237,901	26.00%	35,131	28.56%

Kane & Co. c/o Chase Manhattan Bank 4 New York Plaza 11th Floor New York, NY 10004	1,079,146	5.36%	15,250	12.40%

Goldman Sachs & Co. 85 Broad Street 6th Floor New York, NY 10004	1,354,293	6.72%	7,000	5.69%

FamCo Value Income Partners LP 121 Outrigger Mall Marina Del Rey, CA 90292 Attn: Kenneth B. Funsten			10,690	8.69%

Kenneth B. Funsten (1) c/o New Millennium Homes, LLC 23622 Calabasas Road, Suite 149 Calabasas, California 91302	861,263	4.28%	12,975	10.55%

Judy K. Mencher (2) DDJ Capital Management, LLC 141 Linden Street Wellesley, MA 02482	4,586,275	22.76%	25,250	20.53%

Michael Murr (3)	5,237,901	26.00%	35,131	28.56%
c/o DayStar Partners, L.P. 4111 Theodore Fremd Ave. Rye, NY 10580

Dale V. Kesler c/o New Millennium Homes, LLC 23622 Calabasas Road, Suite 149 Calabasas, California 91302	5,000	*	—	—

E-1

Name and Address of Beneficial Owner	Number of Common Shares	Percent of Common Shares	Number of Series A Shares	Percent of Series A Shares

Charles Yamarone c/o New Millennium Homes, LLC 23622 Calabasas Road, Suite 149 Calabasas, California 91302	5,000	*	—	—

Louis J. Malone c/o New Millennium Homes, LLC 23622 Calabasas Road, Suite 149 Calabasas, California 91302	151,323	*	—	—

All directors and officers as a group (7 persons) (1), (2), (3)	10,846,761	53.84%	73,356	59.64%

* Less than 1%

(1)
Mr. Funsten may be deemed to be the beneficial owner of an aggregate of 861,263 Common Shares and 12,975 Series A Shares by virtue of his positions as (a) General Partner of FamCo Value Income Partners, LP (beneficial owner of 715,241 Common Shares and 10,690 Series A Shares) in his individual capacity and (b) President of Funsten Asset Management Company, which also is a General Partner of FamCo Value Income Partners, LP and serves as the investment advisor to FamCo Offshore LTD (beneficial owner of 146,022 Common Shares and 2,285 Series A Shares). Mr. Funsten also is a Director of FamCo Offshore LTD. Mr. Funsten disclaims beneficial ownership of those shares.

(2)
Ms. Mencher may be deemed to be the beneficial owner of the 4,579, 275 common shares and 25,250 Series A Shares owned by B III Capital Partners, L.P. (4,011,613 Common Shares and 25,250 Series A Shares), Copernicus Fund, L.P. (111,939 Common Shares) and Galileo Fund, L.P. (455,723 Common Shares), by virtue of her position as a member of DDJ Capital Management, LLC, which in turn is (a) the manager of DDJ Capital III, LLC and general partner of B III Capital Partners, L.P., (b) a Member of DDJ Copernicus LLC, which is the General Partner of the Copernicus Fund and (c) the General Partner of the Galileo Fund. Ms. Mencher disclaims beneficial ownership of those shares. Ms. Mencher also beneficially owns 5,000 Common Shares in her individual capacity.

(3)
Mr. Murr may be deemed to be the beneficial owner of the 5,237,901 common shares and 35,131 Series A Shares owned by DayStar Partners, L.P. by virtue of his position as a general partner. Mr. Murr disclaims beneficial ownership of those shares.

E-2

Any questions regarding the terms of the Offer may be directed to U.S. Bank National Association, the Exchange Agent for the Offer, at:

U.S. Bank National Association

180 E. 5th Street

St. Paul, Minnesota 55101

Attention: Specialist Finance Department

Telephone: (800) 934-6802

Facsimile: (651) 244-1537

Any questions or requests for assistance or additional copies of this Exchange Offer and Consent Solicitation, the Letter of Transmittal and Consent or the Notice of Guaranteed Delivery may be directed to the Exchange Agent at the telephone and telecopier numbers and address listed above. Holders of Old Notes also may contact the holder’s nominee for assistance concerning the Offer.